UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Fortegra Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Fortegra Financial Corporation

10151 Deerwood Park Blvd. Building 100, Suite 330 Jacksonville, FL 32256

April 2, 2014

Dear Stockholder,

You are invited to attend the 2014 Annual Meeting of Stockholders to be held at 8:00 a.m. local time on Wednesday, May 7, 2014, at the Ponte Vedra Inn & Club located at 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082.

The 2014 Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders and proxy statement, and discussion and voting on any other business matters properly brought before the meeting or any adjournments or postponements thereof.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

Richard S. Kahlbaugh
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

8:00 a.m., May 7, 2014
Ponte Vedra Inn & Club
200 Ponte Vedra Boulevard
Ponte Vedra Beach, Florida 32082

April 2, 2014

To the Stockholders:

NOTICE IS HEREBY GIVEN that Fortegra Financial Corporation's 2014 Annual Meeting of Stockholders will be held at the Ponte Vedra Inn & Club located at 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082, on Wednesday, May 7, 2014, at 8:00 a.m. local time, for the following purposes, in addition to the stockholders receiving a report on our business operations:

(1)	to elect the eight nominees named in the accompanying proxy statement as directors for the ensuing year;

(2)	to hold an advisory vote to approve named executive officer compensation;

(3)	to ratify the selection of McGladrey LLP as our independent registered public accounting firm for 2014; and

(4)	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 14, 2014 will be entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof.

Cordially,

Christopher D. Romaine
Senior Vice President,
General Counsel & Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to Be Held on May 7, 2014:

Fortegra's 2014 definitive proxy statement and 2013 annual report to stockholders are available at www.fortegrafinancial.com/investors/sec-filings.aspx

Fortegra Financial Corporation
2014 Annual Meeting of
Stockholders Proxy Statement

*To be voted on at the Annual Meeting

Every stockholder's vote is important. Please complete, sign, date and return your proxy card.

PROXY STATEMENT

Fortegra Financial Corporation
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

This proxy statement is furnished in connection with the solicitation of proxies by Fortegra Financial Corporation ("we," "us," "Fortegra" or the "company") on behalf of the Board of Directors for the 2014 Annual Meeting of Stockholders (the "Annual Meeting"). Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 2, 2014.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the Annual Meeting by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by this method will not affect your right to attend the Annual Meeting and vote. A stockholder who gives a proxy may revoke it by attending and voting in person at the Annual Meeting or at any time before the Annual Meeting as specified below, by delivering a subsequent proxy or by notifying Christopher D. Romaine, Fortegra's General Counsel and Secretary, in writing of such revocation.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?
Fortegra intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	the election of the eight nominees named in this proxy statement as directors for the ensuing year;

(2)	an advisory vote to approve named executive officer compensation;

(3)	the ratification of the selection of McGladrey LLP as our independent registered public accounting firm for 2014; and

(4)	such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

What is the Board's recommendation with respect to each proposal?
The Board of Directors recommends that you vote your shares FOR the election of each of the nominees to the Board, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the ratification of the selection of our independent registered public accounting firm.

Will any other matters be presented for a vote at the Annual Meeting?
At this time, we are not aware of any other matters that will be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the persons designated as proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote?
All holders of record of our common stock, par value $0.01 (the "common stock"), at the close of business on March 14, 2014 (the "record date") are entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

What shares will be entitled to vote at the Annual Meeting?
Our voting securities consist of our common stock of which 20,034,617 shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of shares of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

Who can attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner of our common stock as of the record date, or you hold a valid proxy for the Annual Meeting.

If you are a Fortegra stockholder of record and wish to attend the Annual Meeting, please so indicate on the proxy card. Your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the Annual Meeting. A recent statement or letter from your bank or broker confirming your ownership of our common stock as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

How do I vote my shares?
Stockholders of record may vote their shares in person at the Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the Annual Meeting.

•	Stockholders of record may grant a proxy with respect to their shares by mail.

•	Voting instructions appear on your proxy card.

•
If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

•	Proxies submitted by mail will be voted in the manner you indicate by the individuals named on the proxy.

•	If you hold shares of our common stock that you acquired through our Employee Stock Purchase Plan, you are the beneficial owner of those shares and your shares may be voted as described above.

•	If you hold shares of our common stock through a benefit plan, you will receive a separate voting instruction card covering such shares from the plan trustee.

May I change or revoke my proxy after it is submitted?
Yes, you may change or revoke your proxy by attending the Annual Meeting and voting in person, or at any time before the Annual Meeting by:

•	returning a later-dated proxy card; or

•	sending your written notice of revocation to Christopher D. Romaine, our Secretary.

If you submit your later-dated proxy card by mail, it must be received by 5:00 p.m. Eastern time on May 6, 2014. If you submit your later-dated proxy card or revocation by another method specified above, it must be received before the polls close for voting.

What is a quorum?
In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies. Abstentions and broker non-votes (as described below) will be counted as shares present for purposes of determining whether a quorum is present.

What is a broker non-vote?
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

How are shares held by a broker or nominee voted?
Under New York Stock Exchange ("NYSE") rules, the ratification of the selection of our independent registered public accounting firm (Proposal No. 3), is considered a "routine" matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. However, brokers may not vote on the election of the eight nominees named in this proxy statement as directors for the ensuing year (Proposal No. 1) and the advisory vote to approve named executive officer compensation (Proposal No. 2), because these proposals are considered "non-routine" under NYSE rules, unless the broker has received voting instructions from the beneficial owner. To the extent that the broker has not received voting instructions for Proposal Nos. 1 and 2, the broker will report such number of shares as "non-votes."

How will the proxy holders vote?
The Board selected the persons named in the accompanying proxy, who have advised the company that they intend to vote the shares represented by all properly executed and unrevoked proxies received by them FOR each of the Board nominees for director named in this proxy statement, and FOR Proposal Nos. 2 and 3, if no contrary instructions are given.

What vote is necessary to approve a proposal at the Annual Meeting?
Holders of common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

Proposal No. 1: Election of Directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock, at the Annual Meeting in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes cast. An election shall be contested if Fortegra's Secretary receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirement for stockholder nominees set forth in Fortegra's Bylaws and such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date that Fortegra first furnishes its notice of meeting for such meeting to the stockholders. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and broker non-votes counting as votes neither for nor against such director's election, and thus having no direct effect on the outcome of the election of directors.

The Board of Directors has proposed eight nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with our Bylaws. Thus, the election will be uncontested, and each director will be elected by a majority of votes cast.

Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation. The affirmative vote of the holders of a majority of shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the matter is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will have the same effect as negative votes. Broker non-votes will have no effect for the purpose of determining whether the proposal has been approved.

Proposal No. 3: Ratification of the Selection of McGladrey LLP as our Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the matter is required for the ratification of the selection of McGladrey LLP as our independent registered public accounting firm for 2014. Abstentions will have the same effect as negative votes. Because brokers, banks or other nominees are permitted under NYSE rules to vote on this proposal even if such broker, bank or other nominee does not receive voting instructions, we do not expect broker non-votes on this proposal.

Other Matters. The affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other business properly before the Annual Meeting.

NYSE rules do not allow brokers discretionary authority to vote in the election of directors or for the approval, on an advisory basis, of the compensation of our named executive officers. Therefore, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on that proposal. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters.

Who is the Inspector of Election?
Our Board of Directors has appointed a company officer to act as Inspector of Elections at the Annual Meeting.

Who will bear the costs for soliciting proxies for the Annual Meeting?
Proxies will be solicited on behalf of our Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2013 ("2013 Annual Report"), will be supplied to brokers, dealers, banks and voting trustees, or their nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. We estimate the company's cost for soliciting proxies for the Annual Meeting to be $10,000.

What is the deadline for submission of stockholder proposals for the 2015 Annual Meeting?
The rules of the United States Securities and Exchange Commission ("SEC") establish the eligibility requirements and the procedures that must be followed for a stockholder's proposal to be included in a public company's proxy materials. Under those rules, proposals submitted for inclusion in Fortegra's 2015 proxy materials must be received in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or before the close of business on December 3, 2014. Proposals for inclusion in our 2015 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other stockholder business proposals by stockholders intended to be presented at our 2015 annual meeting but not included in our 2015 proxy materials. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2015 annual meeting occurs on a date that is not more than 30 days before or 60 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 6, 2015 nor earlier than the close of business on January 7, 2015. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. In the event the 2015 annual meeting occurs on a date that is more than 30 days before or 60 days after the anniversary of the Annual Meeting, then notice by the stockholder must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2015 annual meeting was mailed or otherwise provided.

All notices of intention to present director nominations or other stockholder business proposals at the 2015 annual meeting, whether or not intended to be included in our 2015 proxy materials, should be addressed to: Christopher D. Romaine, Secretary, Fortegra Financial Corporation, 10151 Deerwood Park Blvd., Building 100, Suite 330, Jacksonville, FL 32256.

Where can I find the voting results of the 2014 Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final results will be posted in the corporate governance section of our website after the results have been tabulated and certified. To view the results, go to www.FortegraFinancial.com and select "Investor Relations" then select "2014 Annual Meeting Results." In addition, within four business days following the Annual Meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

May I request electronic delivery of my proxy statement and annual report in the future?
Stockholders of record may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at http://www.amstock.com/proxyservices/requestmaterials.asp. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Fortegra or American Stock Transfer & Trust Company in accordance with applicable law that you wish to resume mail delivery of these documents. If you hold your Fortegra common stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this proxy statement and Fortegra's 2013 Annual Report electronically?
This proxy statement and Fortegra's 2013 Annual Report may be viewed online at Fortegra's website by going to www.FortegraFinancial.com, selecting "Investor Relations", and then selecting "SEC Filings".

How can I get a copy of Fortegra's Annual Report on Form 10-K?
To obtain a copy of Fortegra's 2013 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2013, without charge, address your request to: Investor Relations, Fortegra Financial Corporation, 10151 Deerwood Park Blvd., Building 100, Suite 330, Jacksonville, FL 32256. The 2013 Annual Report also may be accessed at our website. To view, go to www.FortegraFinancial.com, select "Investor Relations", then select "SEC Filings" and finally select the annual report or proxy statement you wish to view. Our Annual Report on Form 10-K also may be accessed at the SEC's website at www.sec.gov.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we are delivering a single copy of the proxy materials and our 2013 Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and our 2013 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of these proxy materials or our 2013 Annual Report, stockholders may write, email or call us at the following address, email address, and telephone number:

Fortegra Financial Corporation
c/o Christopher D. Romaine, Secretary or c/o Investor Relations
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256
904-352-2759
800-888-2738
cromaine@fortegra.com

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

INFORMATION ABOUT COMMUNICATIONS WITH FORTEGRA AND OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?
The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail:	By Phone:	By E-mail:
The Board of Directors	904-352-2759	Directors@Fortegra.com
Fortegra Financial Corporation
c/o Christopher D. Romaine, Secretary
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

You should identify your communication as being from a Fortegra stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Fortegra stockholder before transmitting your communication to the Board of Directors.

How may interested parties communicate directly with the independent directors?
Interested parties may communicate directly with the independent directors, individually or as a group, by any of the means set forth above or as follows:

By Mail:
Independent Directors of the Board of Directors
Fortegra Financial Corporation
c/o Christopher D. Romaine, Secretary
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

How may stockholders or interested parties communicate directly with the Lead Director?
Stockholders and interested parties may communicate directly with the Lead Director by any of the means set forth above. If you choose to communicate via email or mail, please note "Attn: Lead Director" in the mailing address or subject line of the email.

How do I communicate directly with Fortegra?
You may communicate directly with Fortegra as follows:

By Mail:
Fortegra Financial Corporation
c/o Christopher D. Romaine, Secretary or c/o Investor Relations
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

How may I communicate with the Audit Committee regarding accounting, internal accounting controls or auditing matters?
The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters. A confidential, anonymous communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

GENERAL COUNSEL

By Mail:	Anonymously By Phone:	By E-mail:
General Counsel	866-847-8139	generalcounsel@Fortegra.com
Fortegra Financial Corporation
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

AUDIT COMMITTEE

By Mail:	Anonymously By Phone:	By E-mail:
Audit Committee	866-847-8139	Directors@Fortegra.com
Fortegra Financial Corporation
c/o Christopher D. Romaine, General Counsel
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Each of the eight directors serving currently on our Board of Directors will stand for reelection. At the Annual Meeting, eight directors are to be elected to hold office until the 2015 Annual Meeting and until their successors have been elected and have qualified.

The eight nominees for election at the Annual Meeting are listed on pages 7 through 9 of this proxy statement with brief biographies and descriptions of their experience, qualifications, attributes and skills that our Board of Directors has determined support their nomination and service as our directors. See the "Board of Directors and Committees - Board Composition" section of this proxy statement for a description of how our directors' blend of backgrounds benefits our company. The Board of Directors has determined in its business judgment that five of the eight nominees are independent directors under the NYSE listing requirements and our Corporate Governance Guidelines and Principles (the "Governance Principles"), which are discussed below in the Corporate Governance section.

All of the nominees named in this proxy statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

Richard S. Kahlbaugh, 54, Chairman, President and Chief Executive Officer of Fortegra. Director since June 2007.

Mr. Kahlbaugh has been our President and Chief Executive Officer and a director since June 2007 and has been our Chairman since June 2010. Prior to becoming President and Chief Executive Officer, Mr. Kahlbaugh was our Chief Operating Officer from 2003 to 2007. Prior to joining us in 2003, Mr. Kahlbaugh served as President and Chief Executive Officer of Volvo's Global Insurance Group. He also served as the first General Counsel of the Walshire Assurance Group, a publicly traded insurance company, and practiced law with McNees, Wallace and Nurick. Mr. Kahlbaugh has also served on the board of directors of Campus Crest Communities, Inc. since 2010. Mr. Kahlbaugh's brother-in-law, John G. Short, serves as our Executive Vice President and Chief Compliance Officer. Mr. Kahlbaugh holds a J.D. from The Delaware Law School of Widener University and a B.A. from the University of Delaware.

          Qualifications:  Mr. Kahlbaugh was nominated to serve on our Board of Directors in light of his significant knowledge of our products and markets and his ability to provide valuable insight to our Board of Directors as to day-to-day business issues we face in his role as our Chief Executive Officer.

John R. Carroll, 46, Managing Director of Summit Partners. Director since June 2007.

Mr. Carroll has served on our Board of Directors since June 2007. Mr. Carroll currently serves as a Managing Director of Summit Partners, which he joined in 1998. Prior to joining Summit Partners, Mr. Carroll worked as a consultant at Bain & Company from June 1997 to September 1997 and worked as a commercial banker at BayBanks, Inc. from March 1991 to March 1993. Mr. Carroll currently serves on the board of directors of Fleetcor Technologies, Inc. and of numerous private companies. Mr. Carroll holds an M.B.A. from Northwestern University and a B.A. from Dartmouth College.

Qualifications: Mr. Carroll was nominated to serve on our Board of Directors in light of his experiences in banking, investment banking and private equity financing, and his experiences as a director with public and private companies.

Francis M. Colalucci, 69, Retired Chief Financial Officer and Treasurer of Tower Group, Inc. Director since December 2010.

Mr. Colalucci became a member of our Board of Directors in connection with our initial public offering in December 2010. Mr. Colalucci was the Senior Vice President, Chief Financial Officer and Treasurer of Tower Group, Inc., from February 2002 until his retirement in May 2010. Prior to that, Mr. Colalucci was employed by the Empire Insurance Company from 1996 until 2001, a property and casualty insurance company, and ultimately served as Executive Vice President, Chief Financial Officer and Treasurer. From 1974 to 1995 Mr. Colalucci served in various accounting and finance positions with The Continental Corporation and its Continental Insurance subsidiaries. Mr. Colalucci served as a director of Tower Group, Inc. from March 2002 until he retired from the board in March 2010, and was previously a director of Empire Insurance Company from 1996 until 2001. Mr. Colalucci holds a B.B.A. from St. John's University and is a New York State licensed Certified Public Accountant.

Qualifications: Mr. Colalucci was nominated to serve on our Board of Directors in light of his 40 years of relevant accounting and financial experience and more than 30 years of insurance industry-related experience.

Frank P. Filipps, 66, Former President and Chief Executive Officer of Clayton Holdings, Inc. and Radian Group, Inc. Director since December 2010.

Mr. Filipps became a member of our Board of Directors in connection with our initial public offering in December 2010. Mr. Filipps served as the Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company, from April 2005 to July 2008. Prior to that, Mr. Filipps served as the Chairman and Chief Executive Officer of Radian Group, Inc. and its principal subsidiary, Radian Guaranty, Inc. from June 1999 to April 2005. Mr. Filipps has been a director, and is currently the chairman of the governance committee, of the Board of Directors of Primus Guaranty, Ltd., a holding company primarily engaged in selling credit protection against investment grade credit obligations of corporate and sovereign entities, since September 2004. He has been a director of Impac Mortgage Holdings, Inc. since August 1995 and of Orchid Island Capital Inc. since February 2013. Mr. Filipps holds a B.A. from Rutgers University and an M.B.A. from New York University.

Qualifications: Mr. Filipps was nominated to serve on our Board of Directors in light of his diversified background of managing companies and his past senior executive positions and operating experience.

J.J. Kardwell, 37, Managing Partner of Winter Harbor Growth Equity. Director since June 2007.

Mr. Kardwell has served on our Board of Directors since June 2007. Mr. Kardwell is the Managing Partner of Winter Harbor Growth Equity, which he founded in 2013. Prior to Winter Harbor, Mr. Kardwell worked at Summit Partners, where he joined in 2003 as a Vice President and served as a Managing Director from 2011 to June 2013. Prior to joining Summit Partners, Mr. Kardwell worked as a Director at Windhorst New Technologies from May 2000 to August 2001 and in various finance roles at The Walt Disney Company from August 1998 to May 2000. Mr. Kardwell holds an M.B.A. from Harvard Business School and an A.B. from Harvard University. Mr. Kardwell serves on the board of directors of numerous private companies.

Qualifications: Mr. Kardwell was nominated to serve on our Board of Directors in light of his experiences with private equity financing, his experiences as a director with private companies and his management and leadership experience.

Dr. Arun Maheshwari, 69, Private Investor and Former Chief Executive Officer of Fiserv Global Services and CSC India.  Director since March 2012.

          Dr. Maheshwari has served on our Board of Directors since March 2012.  Dr. Maheshwari is a private investor and the sole owner of RisingSun Ventures and Infinite Realty Ventures since 2009.   From October 2005 to December 2008, Dr. Maheshwari served as Group President and CEO of Fiserv Global Services.  He served as Vice President of Computer Sciences Corporation and CEO of Computer Sciences Corporation India from July 1996 to September 2005.  Dr. Maheshwari was an integral part of McKinsey's insurance practice in New York, and has also held senior executive positions at Reliance Insurance and Continental Insurance.  Dr. Maheshwari received his Master of Science in Computer Science from Stanford University, his M.B.A. from Columbia University, and his Ph.D. in Business from the Wharton School of Business of the University of Pennsylvania.

Qualifications: Dr. Maheshwari was nominated to serve on our Board of Directors due to his vast experience in the financial services and insurance technology fields, as well as his past senior executive positions and operating experience.

Ted W. Rollins, 51, Chairman and Chief Executive Officer of Campus Crest Communities, Inc. Director since December 2010.

          Mr. Rollins became a member of our Board of Directors in connection with our initial public offering in December 2010. Mr. Rollins currently serves as the Chairman of the board of directors and Chief Executive Officer of Campus Crest Communities, Inc., a company he co-founded in 2004. Prior to that, Mr. Rollins co-founded and managed several companies that developed and operated housing properties and directed several private real estate focused investment funds. From 1998 through 2002, he served as president of St. James Capital, an investment company focused on research-based, structural land investment and niche income property opportunities. Mr. Rollins holds a B.S.B.A. from The Citadel and an M.B.A. from Duke University.

          Qualifications: Mr. Rollins was nominated to serve on our Board of Directors in light of his management and leadership experiences, including his senior executive positions.

Sean S. Sweeney, 56, International Marketing Consultant for Tokio Marine Insurance Companies and Former President and Chief Executive Officer of Philadelphia Insurance Companies.  Director since February 2013.

            Mr. Sweeney has served on our Board of Directors since February 2013. Mr. Sweeney has served as an International Marketing Consultant for Tokio Marine Insurance Companies since March 2013. Prior to that, Mr. Sweeney spent 34 years with Philadelphia Insurance Companies, retiring as its Chief Executive Officer in February of 2013. Mr. Sweeney also served Philadelphia Insurance Companies as a director and as President from January 2010 to January 2013 and as Executive Vice President/Chief Marketing Officer from January 2004 to January 2010. From 1979 to 2004, Mr. Sweeney served Philadelphia Insurance Companies in various sales and marketing positions. Mr. Sweeney received his B.S.B.A. from University of Mount Union and holds an M.B.A. in Marketing from St. Joseph’s University.  Mr. Sweeney also holds the following insurance industry designations: CPCU, RPLU and Are.

Qualifications: Mr. Sweeney was nominated to serve on our Board of Directors due to his vast experience in the insurance and marketing fields, as well as his past senior executive positions and leadership experience.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MR. KAHLBAUGH, MR. CARROLL, MR. COLALUCCI, MR. FILIPPS, MR. KARDWELL, DR. MAHESHWARI, MR. ROLLINS AND MR. SWEENEY.

CORPORATE GOVERNANCE

Governance Principles
Our Corporate Governance Guidelines and Principles ("Governance Principles"), which include guidelines for determining director independence and reporting concerns to our non-management directors and the Audit Committee, are published on Fortegra's website, as are our other corporate governance materials, including the charters adopted by our Board of Directors for each of our standing Board committees and any key practices adopted by such committees. To view these materials, go to www.FortegraFinancial.com, select "Investor Relations", then beneath the heading "Corporate Governance", select "Governance Documents", and finally select "Corporate Governance Guidelines and Principles". The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Fortegra's website.

Our Board of Directors held ten meetings during 2013. During 2013, each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he has been a director), and (2) the total number of meetings held by all committees of our Board on which he served (during the periods that he served). As set forth in the Governance Principles, directors are expected to attend the Annual Meeting. All of our directors serving at the time of our 2013 Annual Meeting of Stockholders attended the 2013 Annual Meeting.

Board Leadership Structure
Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. With respect to the role of Chairman, our Board believes that one of its most important responsibilities is determining which director is most appropriate to serve in that role. The Board has determined that, by virtue of his tenure with and extensive knowledge of the company, Mr. Kahlbaugh is the appropriate choice to serve as Chairman of the Board at this time. The Board believes that the combination of Mr. Kahlbaugh as both Chairman and Chief Executive Officer ("CEO"), together with the Lead Director selected by the independent directors, is currently the appropriate leadership structure for the company. The Chairman and the Lead Director provide leadership to the Board as a whole in setting its strategic priorities. In his position as CEO, Mr. Kahlbaugh has primary responsibility for the day-to-

day operations of the company and, accordingly, is able to effectively communicate the Board's strategic findings and guidance to management. In his position as Lead Director, Mr. Rollins presides at all meetings of independent directors, is available to work with the Chairman to discuss stockholder inquiries regarding the Board and exercises the other responsibilities described below. At this time, Messrs. Kahlbaugh, Carroll and Kardwell are the only members of the Board that the Board has not determined to be independent. With a majority of independent directors, a strong committee structure, a Lead Director with well-defined responsibilities, and the fact that the Chairman/CEO does not serve on any independent Board committees, our Board of Directors is comfortable with its existing leadership structure. Our Board reviews its leadership structure from time to time, as appropriate.

In December 2010, the Board created the position of Lead Director and in January 2011 the independent members of the Board appointed Mr. Rollins to serve in this role. As more fully set forth in our Governance Principles, available on our website (to view, go to www.FortegraFinancial.com, select "Investors Relations", then beneath the heading "Corporate Governance", select "Governance Documents", and finally select "Corporate Governance Guidelines and Principles"), the Lead Director's responsibilities and authority include:

•
convene, chair and determine agendas for executive sessions of our independent directors without members of management present, and coordinate feedback to the CEO regarding issues discussed in executive sessions;

•	assist the Board in the evaluation of senior management (including the CEO) and communicate the results of such evaluation to the CEO;

•	serve as an information resource for other directors and act as liaison between directors, committee chairs and management;

•	provide advice and counsel to the CEO;

•	develop and implement, with the Chairman of the Board and with the Governance Committee, the procedures governing the Board's work;

•	where appropriate and as directed by the Board, communicate with stockholders, rating agencies, regulators and interested parties; and

•	as directed by the Chairman of the Board, speak for the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management.

Role of Board in the Oversight of Risk
Our Board of Directors recognizes that, although risk management is primarily the responsibility of Fortegra's management, the Board plays a critical role in the oversight of risk. As the holding company of insurance services companies, the very nature of our business involves the management of regulatory and underwriting risks on behalf of our customers. Our Board believes it is an important part of its responsibilities to oversee the company's overall risk assessment processes and the management thereof. Our Board as a whole discusses with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews. The Board also utilizes its committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight. Our Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including our system of internal control. This oversight includes reviewing and discussing with management the company's risk assessment process and management policies with respect to the company's major financial risk exposures, including investments, and the procedures utilized by management to identify and mitigate the exposure to such risks. Our Audit Committee also oversees risks associated with legal and regulatory compliance, as well as financial risk exposures, and assists our Board in fulfilling its oversight responsibilities regarding the company's policies and processes with respect to risk assessment and risk management, including any significant non-financial risk exposures. Our Compensation Committee oversees the risks relating to our compensation plans and programs, as well as management development and leadership succession in the company's various business units. Our Governance Committee is responsible for the oversight of risks relating to corporate governance. We believe that our risk oversight structure is also supported by our current Board leadership structure, with the Chairman of the Board and the Lead Director working together with our independent Audit Committee and our other standing committees.

Director Independence
Our Board currently consists of eight directors, five of whom are independent (as defined by our Governance Principles and NYSE listing standards), one of whom is our President and CEO, one of whom is a former employee of our principal stockholder, Summit Partners, L.P. and another of whom is a current employee of Summit Partners, L.P.

For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Fortegra. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in paragraph V.B. of our Governance Principles, which are available on our website. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. In determining Mr. Rollins' independence, the Board considered that Mr. Kahlbaugh, our President and CEO, serves on the Board of Directors, is Lead Independent Director, and is a member of the Audit Committee and Chairman of the Nominating and Governance Committee of Campus Crest Communities, Inc. ("Campus Crest"), of which Mr. Rollins is the Chairman of the board of directors and Chief Executive Officer. The Board has determined in its business judgment that Messrs. Colalucci, Filipps, Rollins and Sweeney and Dr. Maheshwari satisfy the NYSE's independence requirements and Fortegra's independence guidelines.

In addition to the independence guidelines and requirements discussed above, members of the Audit Committee and the Compensation Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Our Board has determined, in its business judgment, that each member of the Audit Committee and the Compensation Committee satisfies the relevant SEC and NYSE independence requirements.

Code of Business Conduct and Ethics
All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in our Code of Business Conduct and Ethics and, with respect to our principal executive officer, principal financial officer, principal accounting officer and controller, our Supplemental Code of Ethics for the CEO, CFO and Senior Officers. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. Our Supplemental Code of Ethics for the CEO, CFO and Senior Officers complements our Code of Business Conduct and Ethics and, among other things, promotes honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in public communications; and compliance with applicable laws, rules and regulations. To view our Code of Business Conduct Ethics and Supplemental Code of Ethics for the CEO, CFO and Senior Officers, go to www.FortegraFinancial.com, select "Investors Relations", then beneath the heading "Corporate Governance", select "Governance Documents" and finally select "Fortegra Code of Ethics for CEO CFO and Senior Officers" or "Code of Conduct". Within the time period required by the SEC and the NYSE, we will post on our website any amendment to or waiver of our Code of Business Conduct and Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition
Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business, finance and insurance in areas that are relevant to the company's business activities. Each director was nominated on the basis of the unique set of experience, qualifications, attributes and skills he brings to our Board, as well as how those characteristics blend with those of the others on our Board as a whole. See the "Election of Directors" section of this proxy statement for a description of each director nominee's experience, qualifications, attributes and skills.

Our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than three nor more than fifteen. Our Board of Directors has set the size of the Board of Directors at eight members.

Each director elected by the holders of our common stock will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until the earlier of his or her death, resignation, disqualification or removal. The holders of our common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors should limit the number of other boards on which they serve to between two and eight, with the lower limit applying to directors who are engaged full-time in another business.

Board Committees
The four standing committees of our Board are the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee. These committees are described below. Our Board has established written charters for each of its standing committees, other than the Executive Committee, which has only the powers delegated to it by the Board from time to time. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities. In 2013, the Audit Committee held nine meetings, the Compensation Committee held six meetings and the Governance Committee held five meetings. The table below shows the current memberships for standing Board committees.

Committee
Director	Audit	Compensation	Governance	Executive
Richard S. Kahlbaugh*				C
John Carroll*
J.J. Kardwell*				X
Francis M. Colalucci	C	X
Frank P. Filipps	X	C
Arun Maheshwari		X	X
Ted W. Rollins+	X		C
Sean S. Sweeney			X	X

* = Non-Independent Director
+ = Lead Director
C = Committee Chair
X = Committee Member

Audit Committee
Our Board has determined in its business judgment that the Audit Committee consists solely of "independent" directors as defined under the applicable rules of the SEC and the NYSE and satisfies the "financial literacy" and "accounting or related financial management expertise" requirements of the NYSE and that Mr. Colalucci is an "audit committee financial expert" as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.FortegraFinancial.com, select "Investor Relations", then beneath the heading "Corporate Governance", select "Governance Documents", and finally select "Audit Committee"), the Audit Committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements. The Audit Committee's duties include overseeing:

•	management's conduct, and the integrity, of the company's financial reporting to any governmental or regulatory body, stockholders, other users of company financial reports and the public;

•	the company's systems of internal control over financial reporting and disclosure controls and procedures;

•
the qualifications, engagement, compensation, independence and performance of the registered public accounting firm that shall audit the company's annual financial statements and any other registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for the company, their conduct of the annual audit of the company's financial statements and any other audit, review or attestation engagement, and their engagement to provide any other services;

•	the company's legal and regulatory compliance;

•	preparing annually the report of the Audit Committee required by the rules of the SEC; and

•	the application of the company's codes of business conduct and ethics as established by management and the Board.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies.

Compensation Committee
Our Board has determined in its business judgment that each member of the Compensation Committee is "independent" as defined under the applicable rules of the SEC and the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.FortegraFinancial.com, select "Investor Relations", then beneath the heading "Corporate Governance", select "Governance Documents", and finally select "Compensation Committee"), the Compensation Committee's responsibilities include:

•	assisting our Board in overseeing the company's employee compensation policies and practices;

•	determining and approving the compensation of the company's CEO and the company's other executive officers;

•	reviewing and approving incentive compensation policies and programs, and exercising discretion in the administration of such programs;

•	reviewing and approving equity compensation programs, and exercising discretion in the administration of such programs; and

•	preparing annually the report of the Compensation Committee required by the rules of the SEC.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees of the Compensation Committee so long as such subcommittee is comprised solely of one or more members of the Compensation Committee and such delegation is not inconsistent with law and applicable rules and regulations of the SEC and the listing standards of the NYSE. Additional information regarding the Compensation Committee's processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis of this proxy statement.

Governance Committee
Our Board has determined in its business judgment that each member of the Governance Committee is "independent" as defined under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.FortegraFinancial.com, select "Investor Relations," then beneath the heading "Corporate Governance", select "Governance Documents", and finally select "Governance Committee"), the Governance Committee's responsibilities include:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to our Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;

•	overseeing the company's policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nominations by our Board;

•	the application of the company's related person transaction policy as established by our Board;

•	developing, recommending to our Board and overseeing implementation of the company's Governance Principles; and

•	reviewing on a regular basis the overall corporate governance of the company and recommending improvements when necessary.

The Governance Committee makes recommendations to our Board of Directors of candidates for election to our Board, and our Board of Directors makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Governance Committee, c/o Christopher D. Romaine, Secretary, Fortegra Financial Corporation, 10151 Deerwood Park Blvd., Building 100, Suite 330, Jacksonville, FL 32256.

The Governance Committee believes all director nominees should meet certain qualifications and possess certain experience, qualifications, attributes or skills that, when considered in light of the characteristics of the other director nominees, assist the Board in overseeing the company's operations and developing and pursuing its strategic objectives. The Governance Committee believes each director nominee should at a minimum, possess integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, international operations, strategy, risk, technical expertise and policymaking). Our Governance Committee considers diversity as a factor in evaluating director nominees. Although we have not adopted any specific policy on diversity, our Governance Committee considers diversity of viewpoints, background, and experience in its evaluation of director nominees. Our Governance Committee generally evaluates diversity in the context of our Board of Directors as a whole and takes into account personal characteristics and experience of director nominees that will help allow our Board of Directors to consider issues from a broad range of perspectives. The qualifications, qualities and skills required for directors are further set forth in Article V of our Governance Principles, which are available on our website.

The Governance Committee's policy is to consider potential candidates recommended by stockholders using the same criteria it applies to all nominees for a position on the Board (regardless of whether the nominee is recommended by stockholders or is identified by the Governance Committee or otherwise). The Governance Committee will consider all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our experience, qualifications, attributes and skills criteria for directors. Where there is an interest in a particular candidate, the Governance Committee's review is multi-faceted and typically will include a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Governance Committee.

Executive Committee
The purpose of the Executive Committee is to handle such matters as are specifically delegated by the Board.

Meetings of Independent Directors
Our Governance Principles provide that the independent directors on our Board (whose independence is determined in accordance with the NYSE listing standards and our Governance Principles) will meet in executive session separately at least one time each year without the presence of management. The independent directors may meet without management present at such other times as determined by the Lead Director or at the request of the independent directors. The Board has determined in its business judgment that all of our current directors other than Richard S. Kahlbaugh, our President and CEO, J.J. Kardwell, who is a former employee of our principal stockholder, Summit Partners, L.P, and John Carroll, an employee of Summit Partners, L.P., are independent directors. The independent directors have determined that the Lead Director, currently Mr. Rollins, will preside at the meetings of the independent directors.

Compensation of Directors
The Governance Committee has the responsibility for reviewing and recommending to the Board compensation changes for directors. Currently, directors who are Fortegra employees or affiliated with our majority stockholder Summit Partners, L.P., are not compensated for their Board service. Accordingly, Messrs. Kahlbaugh and Carroll do not receive any compensation for serving as a director. All other directors are eligible to receive:

•	a base annual retainer of $25,000 in cash;

•	an additional annual retainer of $20,000 in cash to the Lead Director and an additional annual retainer of $15,000 in cash to each director who is the chair of a committee;

•	an additional annual retainer of $2,500 to each director who is a non-chair member of a committee; and

•	a fee of $2,500 for each board and committee meeting attended in person or $1,000 for meetings attended telephonically.

Fortegra granted 15,000 shares of restricted stock to each of our serving independent directors in each of December 2010, February 2012, February 2013 and February 2014. In addition, Dr. Maheshwari was granted 15,000 shares of restricted stock upon his appointment to the Board in March 2012. The restricted stock vests equally on each of the three anniversaries of the grant date. All directors are reimbursed for travel expenses to attend Board and committee meetings and to attend director education seminars, in accordance with policies approved by the Board from time to time.

Director Stock Ownership Policy
To help promote the alignment of the personal interests of the company's directors with the interests of our stockholders, we have established a stock ownership policy for all non-management directors. By the third anniversary of service on the Board, each non-management director is expected to hold a minimum amount of our common stock equal in value to three times the annual retainer amount. As a result of the stock grants described above, each non-management director's stock ownership currently meets our policy requirements.

DIRECTOR COMPENSATION

Current compensation for directors is described above under "Board of Directors and Committees - Compensation of Directors."

The following table sets forth information concerning compensation paid or accrued by us in 2013 to our non-employee directors.
2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John R. Carroll	$—	$—	$—
J.J. Kardwell (3)	27,542	—	27,542
Francis M. Colalucci (2)	78,500	142,950	221,450
Frank P. Filipps (2)	80,863	142,950	223,813
Arun Maheshwari (2)	59,000	142,950	201,950
Ted W. Rollins (2)	99,500	142,950	242,450
Sean S. Sweeney (2)	46,740	142,950	189,690

(1)
Amounts reflect the portion of the annual Board and committee retainers that were earned based on service in 2013. With respect to Messrs. Filipps, Colalucci and Rollins, the amount includes $15,000 earned in 2013 for service as Chair of the Compensation Committee, Audit Committee and Governance Committee, respectively. With respect to Mr. Rollins, the amount also includes $20,000 earned in 2013 for service as Lead Director.

(2)
Each of Messrs. Colalucci, Filipps, Rollins and Sweeney and Dr. Maheshwari were granted 15,000 shares of restricted stock in February 2013. One-third of the restricted stock grants vests on each of the first, second and third anniversaries of the grant date. Amounts shown represent the grant date fair value of the February 2013 restricted stock awards, which was $9.53 per share. As of December 31, 2013, our non-employee directors had the following aggregate number of restricted stock awards outstanding: Mr. Carroll (0); Mr. Kardwell (0); Mr. Colalucci (45,000, 25,000 of which were unvested); Mr. Filipps (45,000, 25,000 of which were unvested); Dr. Maheshwari (30,000, 25,000 of which were unvested); Mr. Rollins (45,000, 25,000 of which were unvested) and Sean S. Sweeney (15,000, all of which were unvested).

(3)	Prior to June 1, 2013, Mr. Kardwell received no compensation for his service as director due to his employment by Summit Partners, L.P.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Fortegra Common Stock
The following table sets forth information as of March 14, 2014, regarding the beneficial ownership of our common stock by:

•
all persons (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the named executive officers included in the Summary Compensation Table below;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each director and named executive officer possesses sole voting and investment power with respect to all shares set forth opposite his name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options held by that person that are currently exercisable, or are exercisable within 60 days of March 14, 2014 are deemed to be issued and outstanding. Such shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder. As of March 14, 2014, there were 20,034,617 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each director and executive officer listed below is: c/o Fortegra Financial Corporation, 10151 Deerwood Park Blvd., Building 100, Suite 330, Jacksonville, FL 32256.

Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
Summit Partners, L.P.(1) 222 Berkeley Street, 18th Floor, Boston, MA 02116	12,438,772	62.1%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street, Baltimore, MD 21202	1,816,186	9.1%

Named Executive Officers and Directors:
Richard S. Kahlbaugh(3)	674,902	3.3%
Walter P. Mascherin(4)	115,209	*
W. Dale Bullard(5)	652,324	3.2%
Joseph R. McCaw, II(6)	71,427	*
Igor Best-Devereux	4,832	*
John R. Carroll(7)	—	*
Francis M. Colalucci	62,000	*
Frank P. Filipps	60,000	*
J.J. Kardwell(8)	—	*
Arun Maheshwari	45,000	*
Ted W. Rollins	60,000	*
Sean S. Sweeney	30,000	*
All directors and executive officers as a group	1,775,694	8.4%
* less than 1%

(1)
Includes 7,185,871 shares held by Summit Partners Private Equity Fund VII-A L.P., 4,315,949 shares held by Summit Partners Private Equity Fund VII-B L.P., 591,713 shares held by Summit Subordinated Debt Fund III-A L.P., 308,237 shares held by Summit Subordinated Debt Fund III-B L.P., and 37,002 shares held by Summit Investors VI L.P. (such entities are collectively referred to as "Summit Partners").

Summit Partners, L.P. is (i) managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., (ii) the managing members of Summit Partners SD III, LLC, which is the general partner of Summit Partners SD III, L.P., which is the general partner of Summit Subordinated Debt Fund III-A, L.P. and Subordinated Debt Fund III-B, L.P. and (iii) the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of Summit Investors VI, L.P.
Summit Partners, L.P., through a two-person investment committee, currently composed of Martin J. Mannion and Bruce R. Evans, has voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares. The address for each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116. Entities affiliated with Summit Partners hold private equity investments in one or more broker-dealers, and as a result Summit Partners is an affiliate of a broker-dealer. However, Summit Partners acquired the securities in Fortegra in the ordinary course of business for investment for its own account and not as a nominee or agent and, at the time of that purchase, had no contract, undertaking, agreement, understanding or arrangement, directly or indirectly, with any person to sell, transfer, distribute or grant participations to such person or to any third person with respect to those securities.

(2)
Based on information contained in a report on Schedule 13G that T. Rowe Price filed with the SEC, which contained information as of December 31, 2013. T. Rowe Price (Price Associates) has indicated to us that these securities are owned by various individual institutional investors which it serves as investment adviser with power to direct investments and/or sole power with respect to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Includes 8,816 shares held by the company for Mr. Kahlbaugh's benefit, 9,298 shares held jointly by Mr. Kahlbaugh and his wife, and 594,550 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 14, 2014.

(4)	Includes 102,435 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 14, 2014.

(5)
Includes 2,625 shares of stock owned by Mr. Bullard's wife, 15,592 shares held in an IRA, 33,656 shares held by the company for Mr. Bullard's benefit, and 492,793 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 14, 2014.

(6)	Includes 17,500 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 14, 2014.

(7)
Excludes shares held by Summit Partners. Mr. Carroll is a member of the general partner of Summit Partners L.P. and as a result may be deemed to beneficially own the shares owned by Summit Partners. Mr. Carroll disclaims ownership of the shares held by Summit Partners, except to the extent of his pecuniary interest therein.

(8)
Excludes shares held by Summit Partners. Mr. Kardwell is a former managing director of Summit Partners L.P. and as a result may be deemed to beneficially own the shares owned by Summit Partners. Mr. Kardwell disclaims ownership of the shares held by Summit Partners, except to the extent of his pecuniary interest therein.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") describes how we use different elements of compensation to achieve the objectives of our executive compensation program and how we determined the amounts of each component of total compensation paid to our named executive officers in 2013. This information should be read in conjunction with the data and associated narrative provided in the Summary Compensation Table and other tables following this CD&A. Our Compensation Committee met six times in 2013 and assessed all aspects of the company's compensation practices.
Named Executive Officers
For 2013, our named executive officers were:

•	Richard S. Kahlbaugh, Chairman of the Board, President and Chief Executive Officer;

•	Walter P. Mascherin, Executive Vice President and Chief Financial Officer;

•	W. Dale Bullard, Executive Vice President and President of Motor Clubs;

•	Joseph R. McCaw, II, Executive Vice President and President of Payment Protection; and

•	Igor Best-Devereux, former Executive Vice President and President of eReinsure.

Mr. Best-Devereux was employed by us up to and including December 31, 2013, the date we sold our eReinsure subsidiary.

Principles of Our Executive Compensation Program
Our executive compensation program is based on the following six tenets:

•
Accountability for Business Performance.  Compensation should be tied to our financial performance to hold executives accountable for their contributions to our performance as a whole. Compensation should also incentivize our executives to manage our business to meet our short- and long-range objectives.

•
Accountability for Individual Performance.  Compensation should be tied to individual performance to encourage and reflect individual contributions to our overall performance. In addition to individual performance, as appropriate, we also consider the performance of the businesses and responsibility areas that an individual oversees.

•
Alignment with Stockholder Interests.  To align the interests of our executives with those of our stockholders, equity compensation should represent an important component of our compensation program. Equity awards motivate our executives to increase stockholder value and reward them when stockholder value increases.

•
Balance.  Compensation should balance short-term versus long-term incentives and awards, cash versus equity components, and fixed versus variable compensation in ways that we believe are most appropriate to incentivize the achievement of our performance objectives, and to align the interests of our executives with those of our stockholders and mitigate risks.

•
Fair and Equitable Compensation.  The total compensation program should be fair and equitable to both our executive officers and our stockholders. Compensation levels for each individual should also be fair relative to the compensation paid to other professionals in our organization.

•
Competition.  Compensation should reflect the competitive insurance and financial services marketplace, so we can attract, motivate and retain talented executives whose knowledge skills and performance are critical to our success.

How Compensation Decisions are Made
Our Compensation Committee reviews and approves the compensation of our named executive officers and oversees and administers our executive compensation programs and initiatives.

To consider and determine the appropriate level of compensation for our Chief Executive Officer, our Compensation Committee meets outside the presence of our Chief Executive Officer and other members of management. Our Chief Executive Officer does not have a role in the determination of his own compensation.

Before determining the compensation levels for all other named executive officers, our Compensation Committee considers the recommendations of our Chief Executive Officer. The chairman of our Compensation Committee or the entire Compensation Committee meets with our Chief Executive Officer to discuss those recommendations. Our Compensation Committee then determines the appropriate level of compensation for those other named executive officers.

Our total compensation approach is not intended to be formulaic or rigid in structure. Each element of annual compensation, other than base salary, is designed to be variable based on quantitative and/or qualitative performance criteria. We regularly review our overall compensation programs and maintain flexibility to make changes in the future as appropriate. On an individual executive officer basis, we also reserve discretion to increase or decrease individual compensation or to adjust the mix of pay elements as appropriate. This flexibility allows us to effectively manage, over time, the performance of our executive officers, market competitiveness of our compensation programs, issues of internal pay equity and retention of key talent.

Role of Compensation Consultants
Our Compensation Committee may from time to time engage independent compensation consultants for special projects. In 2013, the Compensation Committee did not engage the services of any compensation consultant. However, the Compensation Committee does periodically review the effectiveness and competitiveness of our executive officer compensation program based upon its review of market data from private companies and publicly traded companies in the United States. This information, as well as other market and competitive information provided to the Compensation Committee, is used as the basis for comparing the compensation structure of our executive officers to the compensation structure used to compensate executive officers with comparable qualifications, experience and responsibilities by other companies engaged in the same or similar industry or geographic location as us.

Executive Stock Ownership Guidelines
To help promote the alignment of the personal interests of our executive officers with the interests of our stockholders, we have adopted executive stock ownership guidelines that require executive officers to maintain significant equity ownership over their tenure, without placing undue tax or cash flow burdens on them. Under the guidelines:

•	The Chief Executive Officer is required to hold qualifying shares with a value equal to three (3) times his annual base salary;

•	Each Executive Vice President is required to hold qualifying shares with a value equal to two (2) times his or her annual base salary; and

•	Each Senior Vice President is required to hold qualifying shares with a value equal to one (1) time his or her annual base salary.

In calculating compliance with the guidelines, only vested shares of restricted stock and  the value of vested options equal to the spread between exercise price and market price are included.  Unvested equity awards and shares subject to non-vested stock options are excluded. Although there is no specific period of time required to achieve the appropriate ownership requirement, executives are expected to make continuous progress toward their respective ownership requirements consistent with the retention policies set forth in the guidelines. The Compensation Committee has the authority to administer and grant waivers from the guidelines from time to time and make recommendations to the Board of Directors for modifications as necessary or appropriate.

Components of Our Executive Compensation Program
Our executive compensation program currently consists of:

•	base salary;

•	annual incentive awards paid in cash or equity and linked to corporate performance as set by our Compensation Committee;

•	discretionary cash bonuses;

•	periodic equity awards under our equity incentive plans;

•	quarterly equity incentives;

•	long-term equity incentives;

•	deferred compensation provided to certain executives; and

•	other executive benefits and perquisites.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our named executive officers and other senior personnel with those of our stockholders.

Our compensation approach is tied to the stage of the development of our business. We expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Base Salary
Given the fact that we were privately owned prior to our initial public offering in December 2010, the primary component of compensation for our executives was base salary. We believe that the base salary is required in order to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions.

Our Compensation Committee determines the base salaries paid to our named executive officers based on:

•	our performance relative to the annual financial objectives we set;

•	our expectations as to the performance and contribution of the named executive officer and our judgment as to his potential future value to us;

•	our knowledge of the competitive factors within the industries in which we operate;

•	the job responsibilities of the named executive officer; and

•	the background and circumstances of the named executive officer, including experience and skill.

Historically, we have not applied specific formulas to set the base salary of our Chief Executive Officer, nor have we sought to benchmark his base salary against similarly situated companies. In 2013, before making his recommendations for base salaries for the other named executive officers to the Compensation Committee, our Chief Executive Officer reviewed publicly available information of companies operating in similar industries and geographies. Our Chief Executive Officer recommended base salary increases for Messrs. Mascherin, Bullard and McCaw.

For 2013, Mr. Kahlbaugh's base salary was $500,000, the same as for 2012; Mr. Mascherin's base salary was $300,000 until August 1, 2013, when the Compensation Committee approved an increase in his base salary to $315,000 in light of his strong financial stewardship; Mr. Bullard's base salary was $265,000, until August 1, 2013, when the Compensation Committee approved an increase in his base salary to $270,000; Mr. McCaw's base salary was $255,000, until August 1, 2013, when the Compensation Committee approved an increase in his base salary to $260,000; and Mr. Best-Devereux's base salary was $289,200, essentially the same as for 2012.

Annual Incentive Awards
We believe that annual incentive awards focus our named executive officers' efforts and reward them for annual results of operations that help create value for our stockholders.

For 2013, the Compensation Committee adopted corporate and business unit level annual performance measures and weighted them as applied to each of our named executive officers in accordance with their responsibilities for our overall corporate performance and the performance of each business unit.

For awards to our Chief Executive Officer and our Chief Financial Officer, 50% of the award was based upon the achievement of our total net revenue target (the "Corporate Revenue Target"), to be paid in cash, and 50% of the award was based upon the achievement of our earnings per share target (the "Corporate EPS Target"), to be paid in restricted stock. For awards to executive officers assigned to a product unit, including Messrs. Bullard, Best-Devereux and McCaw, 33.3% of the award was based upon the achievement of the Corporate Revenue Target, to be paid in cash, 33.3% of the award was based on the achievement of the Corporate EPS Target, to be paid in restricted stock, and 33.3% of the award was based upon the achievement of the applicable product unit's total net revenue target (the "2013 Business Unit Target"), to be paid in cash. Annual incentive awards of restricted stock are made pursuant to our 2010 Omnibus Incentive Plan ("Omnibus Plan") and vest 50% on each of March 1, 2014 and March 1, 2015.

For 2013, the annual incentive target award opportunities for our named executives, as a percentage of base salary, were as follows: Mr. Kahlbaugh, 50%; Messrs. Mascherin and Best-Devereux, 37.5%; and Messrs. Bullard and McCaw, 50%. The Compensation Committee also set threshold and maximum performance levels. In the event a threshold level of performance (or 95% of target) was achieved, the target award reduced by 50% would be paid. In the event a maximum level of performance (or 110% of target) was achieved, the target award increased by 25% would be paid. Maximum performance levels reflected very ambitious goals which could only be attained if business results were exceptional, thus justifying the higher award payments.

In calculating annual incentive payouts, our achievement with respect to each performance measure is expressed as a percentage of the target goal, with interpolation applied between the threshold, target and maximum goals. That percentage is multiplied by the weight assigned to that performance measure for an executive and the resulting percentage is multiplied by the executive's target award opportunity. The amount of each executive's annual incentive award is the sum of these calculations for each performance measure.

The following table shows the percentage of base salary that would be paid out to our named executive officers based on achievement of the Corporate Revenue Target, the Corporate EPS Target and the Business Unit Target, as applicable.

Executive Officers	Corporate Revenue Target (% of Base Salary)(1)			Corporate EPS Target (% of Base Salary)(2)			Business Unit Target (% of Base Salary)(1)			Total (% of Base Salary)
	Threshold	Target	Max.	Threshold	Target	Max.	Threshold	Target	Max.	Threshold	Target	Max.
CEO	12.5	25.0	31.3	12.5	25.0	31.3	N/A	N/A	N/A	25	50.0	62.5
CFO	9.4	18.7	23.4	9.4	18.7	23.4	N/A	N/A	N/A	18.8	37.5	46.9
Presidents of Payment Protection and Motor Clubs	8.3	16.7	20.8	8.3	16.7	20.8	8.3	16.7	20.8	25.0	50.0	62.5
President of eReinsure	6.3	12.5	15.6	6.3	12.5	15.6	6.3	12.5	15.6	18.8	37.5	46.9
(1) Paid in cash
(2) Paid in restricted stock
Threshold = 95% of target
Target = 100%
Max = 110% of target

Achievement of the Corporate Revenue Target, the Corporate EPS Target and the Business Unit Target were each considered separately.

In the year ended December 31, 2013, the company did not achieve the Corporate Revenue performance measure threshold of $145 million or the Corporate EPS performance measure threshold of $1.10 per share. In addition, the 2013 Business Unit Net Revenue performance measure thresholds applicable to our named executive officers were not achieved, which were $12.1 million for Motor Clubs, $55 million for Payment Protection and $9 million for eReinsure. Accordingly, the Compensation Committee determined in February 2014 not to pay any annual incentive plan compensation to our named executive officers with respect to 2013 performance.

Discretionary Cash Bonus and Stock Awards
Our Board of Directors may exercise discretion in awarding cash and equity performance bonuses. In 2013, the Compensation Committee awarded Mr. McCaw 2,092 shares of company restricted stock in recognition of the achievement by the company's Payment Protection division threshold targets set forth in his 2012 Individual Annual Performance Objectives and a discretionary grant of 3,500 shares of company unrestricted common stock in recognition of fourth quarter 2012 superior performance by the company's Payment Protection division. In addition, in September 2013, the Compensation Committee awarded 7,500 nonqualified stock options to Mr. Mascherin and 5,000 nonqualified stock options to each of Messrs. Bullard and McCaw. The stock options vest in equal installments on each of the first four anniversaries of the grant date. Mr. Bullard was also awarded a discretionary cash bonus in the amount of $20,000 and 2,601 shares of company restricted stock in recognition of his work on corporate transactions. The Board also approved a retention bonus in the amount of $15,000 for Mr. Best-Devereux in exchange for his remaining employed by us through December 31, 2013, the date we sold our eReinsure subsidiary.

On February 6, 2014, the Compensation Committee awarded discretionary cash bonuses in the amounts of $280,000, $100,000, $50,000 and $50,000 to Messrs. Kahlbaugh, Mascherin, Bullard and McCaw, respectively, in recognition of their individual contributions to the company’s strategic corporate objectives in 2013, and particularly with respect to the successful divestiture of two of the Company's subsidiaries.

Quarterly Equity Incentive Compensation
In February 2013, the Compensation Committee formalized a quarterly incentive plan (the "QIP"), pursuant to which certain executive officers responsible for product units, including Messrs. Bullard, McCaw and Best-Devereux, were eligible to receive shares of our common stock if the product unit for which the executive was responsible exceeded its quarterly net revenue targets (the "Revenue Target") by five percent (5%) or more. The actual number of shares paid out under the QIP is determined by dividing (x) 3.25% of the amount by which the product unit exceeds its Revenue Target (which excess is capped at ten percent (10%) of the Revenue Target) (the "Award Value"), by (y) the closing price of the Company's common stock on the last business day of the related quarter. For 2013, the Award Values for Messrs. Bullard, McCaw and Best-Devereux were as set forth in the following table:

		Estimated Future Payouts for the Quarter Ending March 31, 2013		Estimated Future Payouts for the Quarter Ending June 30, 2013		Estimated Future Payouts for the Quarter Ending September 30, 2013		Estimated Future Payouts for the Quarter Ending December 31, 2013
Name	Type of Award	5% Above Target ($)	10% Above Target ($)	5% Above Target ($)	10% Above Target ($)	5% Above Target ($)	10% Above Target ($)	5% Above Target ($)	10% Above Target ($)
W. Dale Bullard	Common Stock	$4,493	$8,941	$4,356	$8,712	$4,585	$9,262	$4,677	$9,308
Joseph R. McCaw	Common Stock	19,486	39,523	19,486	38,973	20,816	41,632	19,761	39,569
Igor Best-Devereux	Common Stock	3,164	6,327	3,668	7,382	3,026	6,098	3,622	7,198

Awards under the QIP were to be made pursuant to the Omnibus Plan and vest immediately upon payout. All award determinations were subject to Compensation Committee approval in accordance with the QIP and the Omnibus Plan.

The performance conditions were not satisfied; therefore, no QIP awards were made in relation to 2013 quarterly performance. No quarterly incentive plan has been implemented for 2014 performance.

Long-Term Equity-Based Compensation
We believe that our long-term performance is fostered by a compensation program that compensates named executive officers through the use of equity-based awards, such as stock options, restricted stock awards and other rights to receive compensation based on the value of our equity. We also believe that when our named executive officers possess an ownership interest in us, they have a continuing stake in our long-term success.

In late 2012, the Compensation Committee approved a Long Term Incentive Plan ("LTIP") for our executive officers. The Compensation Committee adopted the LTIP in order to incentivize our executive officers to achieve our long-term strategic objectives. The LTIP rewards executives only if three-year performance goals are achieved. The Compensation Committee selected three performance targets (net revenue, net income and return on average equity) in order to encourage our executive officers to pursue a balanced growth strategy that will align the interests of our executives with those of our stockholders and mitigate risk.

In January 2013, pursuant to the LTIP, we made a share-based award to each named executive officer in an amount equal in value to 37.5% of his or her base salary, or, in the case of our Chief Executive Officer, 50% of his base salary. Half the value of the award was made in options to purchase our common stock and half in shares of restricted stock.

The share-based awards will vest, if at all, if we achieve three-year performance goals on or before December 31, 2015 for (i) net revenue (Compound Annual Growth Rate), (ii) earnings growth (Net Income) and (iii) profitable growth (Return on Average Equity). The performance metrics are equally weighted such that achievement of any one target results in vesting of one-third of the total share-based award. As of December 31, 2013, none of the three-year performance goals had been met.

In 2013, all share-based awards under the LTIP were made pursuant to our Omnibus Plan and related award agreements.

Deferred Compensation
Under his employment agreement, Mr. Bullard is eligible to receive a deferred bonus award that is paid in accordance with his deferred compensation agreements. The deferred bonus award is granted on or before May 1 of each year following the year we achieve our annual performance targets. Any deferred bonus awarded to Mr. Bullard is paid to a trust account that was set up pursuant to his deferred compensation agreement and deferred compensation trust agreements. For further information, see the "Nonqualified Deferred Compensation in 2013" section of this proxy statement. In 2013, Mr. Bullard was not entitled to a deferred bonus award because the company failed to meet its annual performance targets.

Mr. Kahlbaugh also had a deferred compensation agreement prior to 2010. The deferred compensation agreement provides for certain payments from a trust upon the occurrence of retirement, death or termination upon a change of control. For further information, see the "Nonqualified Deferred Compensation in 2013" and "Potential Payments upon Termination or Change of Control" sections of this proxy statement.

Retirement Benefits
We offer all full-time employees the opportunity to participate in a 401(k) plan. The purpose of our 401(k) plan is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. While our 401(k) plan provides that we may match an employee's contribution, up to an employee contribution of 5% of salary, our matching program was suspended commencing in August 2010 and has not been reinstated. Our named executive officers participate in this 401(k) plan on the same basis as all of our other participating employees. We do not offer a pension or other defined benefit plan.

Other Executive Benefits and Perquisites
We provide to all eligible employees, including our named executive officers, insurance coverage, including, medical, dental and group life insurance plans and programs. Each named executive officer also receives an executive medical reimbursement plan and an automobile allowance under his or her respective employment agreement, which we believe is consistent with industry practice.

Employment Agreements and Termination and Change of Control Benefits
We have employment agreements with each of our named executive officers. We entered into employment agreements with Messrs. Kahlbaugh, Bullard and McCaw in connection with our acquisition by entities affiliated with Summit Partners. We entered into employment agreements with Mr. Mascherin in October 2010 and with Mr. Best-Devereux in March 2011. In November 2010, Mr. Kahlbaugh's employment agreement was amended to provide for additional benefits. On December 31, 2013 our employment agreement with Mr. Best-Devereux was terminated in connection with the sale of eReinsure. For further information regarding our employment agreements with our named executive officers, see the "Employment Agreements" section of this proxy statement.

The primary purpose of the employment agreements is to establish the terms of employment and to protect both us and the executive. We are provided with reasonable protections that the executive will perform at acceptable levels and will not compete with or recruit employees from us during or after the termination of employment. The executive is provided financial protection in the event of certain events of termination of employment in recognition of the executive's professional career and the forgoing of present and future career options. The employment agreements provide for severance payments in the event of certain categories of termination. For further information, see the "Potential Payments upon Termination or Change of Control" and "Employment Agreements" sections of this proxy statement.

Say-on-Pay
We conducted our first advisory vote to approve named executive officer compensation at our 2011 Annual Meeting of Stockholders. While this vote was not binding on the company, our Board of Directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal every three years as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in this proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote to approve named executive officer compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.

At our 2011 Annual Meeting of Stockholders, a majority of the votes cast on the advisory vote to approve named executive officer compensation proposal (Proposal No. 3) were voted in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary in 2011, 2012 or 2013 based on the vote results. Nevertheless, as discussed above in this CD&A under "Long-Term Equity-Based Compensation," the Compensation Committee has made important changes to our executive compensation program in 2013 which demonstrate our ongoing commitment to aligning our executive compensation with the interests of our stockholders. We have determined that our stockholders should vote on a say-on-pay proposal every three years, consistent with the preference for every three years as expressed by our stockholders at the 2011 Annual Meeting of Stockholders, and have included a say-on-pay proposal (Proposal No. 2) for stockholder consideration and voting at the Annual Meeting.

Relationship Between Compensation Plans and Risk
As part of its oversight of our executive compensation program, our Compensation Committee considers the impact of our compensation program on our risk profile. As part of this review, the Compensation Committee reviews all of our compensation policies and procedures, including the incentives that they create, as well as factors that may reduce the likelihood of excessive risk-taking to determine whether they present a significant risk to us. Some of these factors include:

•	Our Compensation Committee's use of both short- and long-term incentives under our incentive plans, which we believe are appropriately correlated to stockholder value;

•	Our executive stock ownership guidelines; and

•
Our adoption of "clawback" provisions in our forms of restricted stock award agreement and nonqualified stock option award agreement that allow us to recover all or a portion of certain equity-based compensation following a restatement of our financial statements.

Our Compensation Committee also considers the accounting and tax impact of our compensation decisions, including the form of compensation, on us and our executives. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

The Compensation Committee of the Board of Directors oversees the compensation program of Fortegra Financial Corporation on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to in the Compensation Discussion and Analysis included in this proxy statement, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Fortegra's Annual Report on Form 10-K for the year ended December 31, 2013, and Fortegra's proxy statement on Schedule 14A to be filed in connection with its 2014 Annual Meeting of Stockholders, each of which has been or will be filed with the United States Securities and Exchange Commission.

This report is provided on March 6, 2014 by the following independent directors, who constitute the committee:

•	Frank P. Filipps, Chair

•	Francis M. Colalucci

•	Arun Maheshwari

Summary Compensation Table
The following table and accompanying footnotes provide information regarding compensation earned, held by, or paid to, individuals holding the positions of Chief (Principal) Executive Officer and Chief (Principal) Financial Officer throughout 2013, and the three most highly compensated of our other executive officers who served throughout the year. We refer to these executive officers as our named executive officers. In accordance with SEC rules, the following table provides information with respect to 2013, 2012 and 2011 compensation.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)	($)(4)	($)
Richard S. Kahlbaugh, Chairman, President and Chief Executive Officer	2013	$500,000	$280,000	$—	$—	$—	$17,836	$797,836
	2012	500,000	—	120,000	85,314	—	25,749	731,063
	2011	465,747	—	—	140,275	—	34,693	640,715

Walter P. Mascherin, Executive Vice President and Chief Financial Officer	2013	306,250	100,000	—	21,375	—	17,459	445,084
	2012	292,500	—	20,000	56,756	—	17,855	387,111
	2011	285,000	—	7,840	44,138	—	244,630	581,608

W. Dale Bullard, Executive Vice President and President of Motor Clubs	2013	267,083	70,000	20,288	14,250	—	18,730	390,351
	2012	260,000	—	24,000	42,600	—	23,455	350,055
	2011	255,000	—	—	—	—	24,057	279,057

Joseph R. McCaw, II, Executive Vice President and President of Payment Protection	2013	257,083	50,000	42,611	14,250	—	15,265	379,209
	2012	255,000	—	40,033	42,567	—	18,763	356,363
	2011	230,000	—	7,090	73,563	—	29,630	340,283

Igor Best-Devereux, Executive Vice President and President of eReinsure	2013	289,200	15,000	—	—	—	6,957	311,157
	2012	289,199	—	—	42,567	—	14,553	346,319
	2011	289,200	33,050	—	—	—	—	322,250
* Mr. Best-Devereux's employment arrangement with the company terminated on December 31, 2013 in connection with the sale of our eReinsure subsidiary.

(1)
Amounts reported in this column reflect the base salaries paid in 2013, 2012 and 2011 to each named executive officer. In 2013 and 2012, annual base salaries were paid in 24 semi-monthly pay periods. In 2011, annual base salaries were paid on 26 bi-weekly pay periods.

(2)
The 2013 amounts reported in this column consist of discretionary cash bonuses (a) to Messrs. Kahlbaugh, Mascherin, Bullard and McCaw for individual contributions to the company’s strategic corporate objectives, (b) to Mr. Bullard in recognition of his work on corporate transactions and (c) to Mr. Best-Devereux as a retention bonus to provide an incentive for him to remain employed with us through December 31, 2013, the date we sold our eReinsure subsidiary. The 2011 amount reported in this column for Mr. Best-Devereux is comprised of a bonus of $33,000 earned in 2011 under an incentive program in place prior to our acquisition of eReinsure and $50 for the holidays.

(3)
Amounts reported in relation to stock awards and option awards in the table above represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation ("ASC 718"). Amounts reflect accounting for these awards and do not necessarily correspond to the actual values that may be realized by our named executive officers. ASC 718 addresses accounting for stock-based awards, including stock options and restricted stock. The company has both time- and performance-based stock options and time- and performance-based restricted stock awards outstanding under its stock-based compensation plans. Time-based stock options and restricted stock awards are grants that vest based on the passage of time; whereas, performance-based stock options and restricted stock awards are grants that vest based on the company attaining certain financial metrics. Under ASC 718, compensation expense is measured using fair value and is recorded over the requisite service or performance period of the awards, or to an employee’s eligible retirement date under the award agreement, if earlier. The company measures stock-based compensation expense using the calculated value method. Under this method, the company estimates the fair value of each stock option on the grant date using the Black-Scholes valuation model. The company used historical data to estimate expected employee behavior related to stock award exercises. Since there is not sufficient historical market experience for shares of the company's stock, the company has chosen to estimate volatility, by using the average volatility of a selected peer group of publicly traded companies operating in the same industry. Expected dividends are based on the assumption that no dividends were expected to be distributed in the near future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. Assumptions related to stock and stock option awards are included in the Note, "Stock-Based Compensation," in Item 8 to our audited Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The fair value of restricted stock awards is based on the market price of Fortegra's common stock at the grant date. The company typically recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service and on a graded vesting attribution model for performance-based awards. In January 2013, the company awarded each named executive officer company restricted stock and options under its Long Term Incentive Plan. The value of such grants are not included in this column because on the grant date the company believed that it was improbable that such equity awards would vest, and therefore, assigned no value to such equity awards. For Messrs, Kahlbaugh, Mascherin, Bullard, McCaw and Best-Devereux, respectively, the maximum value of such restricted stock awards granted under the Long Term Incentive Plan is $125,000, $56,247, $49,686, $47,850, and $54,229, and of such option awards is $127,814, $57,515, $50,801, $48,889, and $55,446, in each case based on the grant date fair value assuming vesting had been probable. As required by SEC rules, the amount shown for Mr. Best-Devereux includes the full grant date fair value of his equity awards. Upon his termination on December 31, 2013 in connection with the company's sale of eReinsure, he forfeited the unvested portion of his equity awards, which, for 2013, was the entire equity award.

(4)	The following table describes the components of the "All Other Compensation" column for 2013.

2013 All Other Compensation Table

Name	Automobile Allowance(a)	Medical Reimbursement Plan(b)	Other (c)	Total
Richard S. Kahlbaugh	$13,200	$4,636	$—	$17,836

Walter P. Mascherin	12,000	5,034	425	17,459

W. Dale Bullard	13,200	5,530	—	18,730

Joseph R. McCaw, II	12,000	3,265	—	15,265

Igor Best-Devereux	—	6,957	—	6,957

(a)	Represents the automobile allowance payable under such executive's employment agreement.

(b)	Represents the amount of reimbursement for eligible expenses not covered by available group health, dental or vision plans.

(c)	For Mr. Mascherin, consists of amounts paid by the company in connection with the executive's relocation.

Grants of Plan-Based Awards in 2013
The following table sets forth information with respect to grants of plan-based awards for the year ended December 31, 2013 with respect to our named executive officers.

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Share) (9)	Grant Date Fair Value of Stock and Option Awards ($)(10)
Name	Grant Date	Approval Date	Threshold($)	Target ($)	Maximum($)	Threshold(#)	Target (#)	Maximum(#)
Richard S. Kahlbaugh
Cash Annual Incentive Award	—	—	$62,500	$125,000	$156,250	—	—	—	—	—	—	—
Restricted Stock Annual Incentive Award (2)	—	—	—	—	—	7,557	15,115	18,894	—	—	—	—
Restricted Stock (LTIP)(3)	1/2/2013	11/7/2012	—	—	—	—	14,061		—	—	—	—

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Share) (9)	Grant Date Fair Value of Stock and Option Awards ($)(10)
Name	Grant Date	Approval Date	Threshold($)	Target ($)	Maximum($)	Threshold(#)	Target (#)	Maximum(#)
Options (LTIP)(3)	1/2/2013	11/7/2012	—	—	—	—	42,183	—	—	—	$8.89	—

Walter P. Mascherin
Cash Annual Incentive Award	—	—	29,531	59,063	73,828	—	—	—	—	—	—	—
Restricted Stock Annual Incentive Award (2)	—	—	—	—	—	3,571	7,142	8,927	—	—	—	—
Restricted Stock (LTIP)(3)	1/2/2013	11/7/2012	—	—	—	—	6,327	—	—	—	—	—
Options (LTIP)(3)	1/2/2013	11/7/2012	—	—	—	—	18,982	—	—	—	8.89	—
Options (4)	9/1/2013	8/23/2013	—	—	—	—	—	—	—	7,500	7.62	$21,375

W. Dale Bullard
Cash Annual Incentive Award	—	—	45,000	90,000	112,500	—	—	—	—	—	—	—
Restricted Stock Annual Incentive Award (2)	—	—	—	—	—	2,721	5,441	6,802	—	—	—	—
Restricted Stock (LTIP) (3)	1/2/2013	11/7/2012	—	—	—	—	5,589	—	—	—	—	—
Options (LTIP)(3)	1/2/2013	11/7/2012	—	—	—	—	16,766	—	—	—	8.89	—
Quarterly Incentive Plan(6)	9/1/2013	2/6/2013	—	18,111	36,223	—	—	—	—	—	—	—
Restricted Stock (5)	5/13/2013	8/23/2013	—	—	—	—	—	—	2,601	—	—	20,288
Options (4)	9/1/2013	8/23/2013	—	—	—	—	—	—	—	5,000	7.62	14,250
Deferred Bonus (7)	—	—	—	15,000	30,000	—	—	—	—	—	—	—

Joseph R. McCaw, II
Cash Annual Incentive Award	—	—	43,333	86,667	108,333	—	—	—	—	—	—	—
Restricted Stock Annual Incentive Award (2)	—	—	—	—	—	2,620	5,240	6,550	—	—	—	—
Restricted Stock (LTIP)(3)	1/2/2013	11/7/2012	—	—	—	—	5,378	—	—	—	—	—
Options (LTIP)(3)	1/2/2013	11/7/2012	—	—	—	—	16,135	—	—	—	8.89	—
Quarterly Incentive Plan(6)	9/1/2013	2/6/2013	—	79,549	159,697	—	—	—	—	—	—	—
Options (4)	9/1/2013	8/23/2013	—	—	—	—	—	—	—	5,000	7.62	14,250
Restricted Stock (8)	9/1/2013	8/23/2013	—	—	—	—	—	—	2,092	—	—	15,941

Igor Best-Devereux (11)
Cash Annual Incentive Award	—	—	36,150	72,300	90,375	—	—	—	—	—	—	—
Restricted Stock Annual Incentive Award (2)	—	—	—	—	—	2,186	4,371	5,464	—	—	—	—
Restricted Stock (LTIP)(3)	1/2/2013	11/7/2012	—	—	—	—	6,100	—	—	—	—	—
Options (LTIP)(3)	1/2/2013	11/7/2012	—	—	—	—	18,299	—	—	—	8.89	—
Quarterly Incentive Plan(6)	9/1/2013	2/6/2013	—	13,480	27,005	—	—	—	—	—	—	—

(1)
Reflects the cash component of performance-based awards under our annual incentive plan as estimated payouts to our named executive officers. The amounts in the "threshold," "target," and "maximum" columns reflect a percentage of base salary for such named executive officer, which we discussed above under the "Compensation Discussion and Analysis - Components of our Executive Compensation Program - Annual Incentive Awards" section of this proxy statement. Any level of our performance which falls between two specific points shall entitle the named executive to receive a percentage of base salary determined on a straight-line basis between two such points. If actual performance in any year does not exceed the "threshold," then no payout is made to the named executive officer for that fiscal year, as was the case in 2013.

(2)
Reflects the restricted stock component of performance-based awards under our annual incentive plan as estimated future payouts to our named executive officers. The amounts in the "threshold," "target," and "maximum" columns reflect a percentage of base salary for such named executive officer, which we discussed above under the "Compensation Discussion and Analysis - Components of our Executive Compensation Program - Annual Incentive Awards" section of this proxy statement. Any level of our performance which falls between two specific points shall entitle the named executive to receive a percentage of base salary determined on a straight-line basis between two such points. If actual performance in any year does not exceed the "threshold," then no payout is made to the named executive officer for that fiscal year, as was the case in 2013. Any such grants would have been made under our Omnibus Plan. The number of shares reflected was determined based on our closing price on December 31, 2013 of $8.27.

(3)
Reflects restricted stock and options awarded in 2013 under our LTIP that will vest only if the company achieves corporate performance targets on or before December 31, 2015, as discussed under the "Compensation Discussion and Analysis - Components of our Executive Compensation Program - Long-Term Equity-Based Compensation" section of this proxy statement.

(4)	Reflects options to purchase our common stock that vest equally on the four anniversaries of the grant date. Grants were made under our Omnibus Plan.

(5)	Reflects restricted stock grants that vest equally on each of the four anniversaries of the grant date. Grants were made under our Omnibus Plan.

(6)
"Target" and "maximum" columns reflect an award value based on exceeding annual business unit revenue targets 5% and 10% respectively, which targets are discussed above under the "Compensation Discussion and Analysis - Components of our Executive Compensation Program - Quarterly Incentive Awards" section of this proxy statement. Awards are payable in unrestricted shares of company common stock. No Quarterly Incentive Plan awards were made in relation to 2013 quarterly performance.

(7)
Reflects annual deferred compensation awards as estimated payments to Mr. Bullard under deferred compensation arrangements. The amounts in the "threshold," "target" and "maximum" columns reflect a certain bonus award amount based on the achievement of certain corporate performance targets, which are discussed above under the "Compensation Discussion and Analysis - Components of our Executive Compensation Program - Annual Incentive Awards" section of this proxy statement. If actual performance in any fiscal year does not meet the "target," then no deferred bonus is granted to the named executive officer for that fiscal year.

(8)	Reflects restricted stock grants that vest equally on each of the three anniversaries of the grant date. Grants were made under our Omnibus Plan.

(9)
Reflects the exercise price per share for stock options at the time of grant, which was the closing market price per share of Fortegra common stock on the grant date or if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day.

(10)
The amounts reported in this column show the aggregate grant date fair value computed in accordance with ASC 718 of the shares of restricted stock and stock options granted to our named executive officers in 2013. In accordance with SEC rules, the amounts in this column reflect the grant date fair value without reduction for estimates of forfeitures related to service-based vesting conditions. The grant date fair value for restricted shares is based on a grant price of $8.27, the closing market price per share of Fortegra common stock on December 31, 2013. The assumptions used for the valuations are set forth in Note, "Stock-Based Compensation," in Item 8 to our audited Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the named executive officers. The value of LTIP awards made in January 2013 are not included in this column because on the grant date the company believed that it was improbable that such equity awards would vest, and therefore, assigned no value to such equity awards. For Messrs, Kahlbaugh, Mascherin, Bullard, McCaw and Best-Devereux, respectively, the maximum value of such restricted stock awards is $125,000, $56,247, $49,686, $47,850, and $54,229, and of such option awards is $127,814, $57,515, $50,801, $48,889, and $55,446, in each case based on the grant date fair value assuming vesting had been probable.

(11)	Mr. Best-Devereux's employment arrangement with the company terminated on December 31, 2013 in connection with the company's sale of our eReinsure subsidiary.

For additional information, see the "Employment Agreements" section of this proxy statement.

Outstanding Equity Awards at 2013 Year-End
The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2013.

	Options Awards					Stock Awards
Name	Option/Restricted Stock Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard S. Kahlbaugh
Options	11/18/2005	262,500	—	$3.03	11/17/2015	—	—	—	—
Options	10/25/2007	272,050	—	3.25	10/24/2017	—	—	—	—
Options(2)	7/1/2011	45,844	4,156	7.84	7/1/2021	—	—	—	—
Options(3)	7/1/2012	—	30,000	8.00	7/1/2022	—	—	—	—
Options(4)	1/2/2013	—	42,183	8.89	1/2/2023	—	—	—	—
Restricted Stock(5)	12/16/2010	—	—	—	—	—	—	4,545	$37,587

	Options Awards					Stock Awards
Name	Option/Restricted Stock Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Restricted Stock (6)	7/1/2012	—	—	—	—	10,000	$82,700	—	—
Restricted Stock(4)	1/2/2013	—	—	—	—	—	—	14,061	116,284

Walter P. Mascherin
Options(7)	12/16/2010	88,268	—	11.00	12/15/2020	—	—	—	—
Options(2)	7/1/2011	7,500	7,500	7.84	7/1/2021	—	—	—	—
Options(3)	7/1/2012	—	20,000	8.00	7/1/2022	—	—	—	—
Options(4)	1/2/2013	—	18,982	8.89	1/2/2023	—	—	—	—
Options(8)	9/1/2013	—	7,500	7.62	9/1/2023	—	—	—	—
Restricted Stock(6)	7/1/2012	—	—	—	—	1,666	13,778	—	—
Restricted Stock(4)	1/2/2013	—	—	—	—	—	—	6,327	52,324

W. Dale Bullard
Options	11/18/2005	262,500	—	3.03	11/17/2015	—	—	—	—
Options	10/25/2007	225,293	—	3.25	10/24/2017	—	—	—	—
Options(3)	7/1/2012	—	15,000	8.00	7/1/2022	—	—	—	—
Options(4)	1/2/2013	—	16,768	8.89	1/2/2023	—	—	—	—
Options (8)	9/1/2013	—	5,000	7.62	9/1/2023	—	—	—	—
Restricted Stock (5)	12/16/2010	—	—	—	—	—	—	2,273	18,798
Restricted Stock(6)	7/1/2012	—	—	—	—	2,000	16,540	—	—
Restricted Stock(4)	1/2/2013	—	—	—	—	—	—	5,589	46,221
Restricted Stock(9)	5/13/2013	—	—	—	—	2,601	21,510	—	—

Joseph R. McCaw, II
Options(2)	7/1/2011	12,500	12,500	7.84	7/1/2021	—	—	—	—
Options(3)	7/1/2012	—	15,000	8.00	7/1/2022	—	—	—	—
Options(4)	1/2/2013	—	16,135	8.89	1/2/2023	—	—	—	—
Options (8)	9/1/2013	—	5,000	7.62	9/1/2023	—	—	—	—
Restricted Stock (5)	12/16/2010	—	—	—	—	—	—	28,708	237,415
Restricted Stock(4)	1/2/2013	—	—	—	—	—	—	5,378	44,476
Restricted Stock(10)	9/1/2013	—	—	—	—	2,092	17,301	—	—

Igor Best-Devereux (11)
Options(3)	7/1/2012	—	15,000	8.00	7/1/2022	—	—	—	—
Options(4)	1/2/2013	—	18,299	8.89	1/2/2023	—	—	—	—
Restricted Stock(4)	1/2/2013	—	—	—	—	—	—	6,100	50,447

(1)	Market value of unvested shares is based on the $8.27 per share closing price of our common stock on December 31, 2013, the last trading day of our fiscal year.

(2)
For Mr. Kahlbaugh, the shares of our common stock subject to the options vest 25% upon grant and 75% ratably on a monthly basis over the thirty six months thereafter and will vest in full on July 1, 2014. For Messrs. Mascherin and McCaw, of the shares of our common stock subject to the options, 25% vest on each anniversary of the grant date and will vest in full on July 1, 2015.

(3)
Of the shares of our common stock subject to the options, (a) one-third of the options vest when the Compensation Committee has determined that the company has achieved an annual adjusted EBITDA target of $46 million as established by the Compensation Committee, and (b) the remainder of the options will vest equally on each of the two anniversaries of such determination that the annual EBITDA target was achieved. For Mr. Best-Devereux, the options were forfeited on December 31, 2013 in connection with his termination of employment.

(4)
Reflects equity granted in 2013 under our LTIP that will vest only if the company achieves corporate performance targets on or before December 31, 2015, as discussed in the "Compensation Discussion and Analysis - Components of Our Executive Compensation Program - Long-Term Equity-Based Compensation" section in this proxy statement.

(5)	Consists of restricted stock that vests, if at all, when the annual EBITDA target of $36.5 million is met for our Payment Protection and Consecta businesses as determined by our Board of Directors.

(6)	Consists of restricted stock that vests in equal portions on each anniversary of the grant date and will vest in full on July 1, 2014.

(7)
Of the shares subject to the options, 25% vested on December 16, 2010. The remaining shares subject to the option vest ratably on a monthly basis over the 36 months thereafter and will vest in full on December 31, 2013.

(8)	The shares subject to the options vest in equal portions on each anniversary of the grant date and will vest in full on September 1, 2017.

(9)	Consists of restricted stock that vests in equal portions on each anniversary of the grant date and will vest in full on May 13, 2017.

(10)	Consists of restricted stock that vests in equal portions on each anniversary of the grant date and will vest in full on September 1, 2016.

(11)	Mr. Best-Devereux's employment arrangement with the company terminated on December 31, 2013 in connection with the company's sale of our eReinsure subsidiary.

Option Exercises and Stock Vested in 2013
None of our named executive officers exercised options during the year ended December 31, 2013. The following table sets forth certain information regarding the number of shares acquired upon the vesting of stock awards during 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard S. Kahlbaugh	5,000	$34,400
Walter P. Mascherin	834	5,738
W. Dale Bullard	1,000	6,880
Joseph R. McCaw, II	—	—
Igor Best-Devereux	—	—

(1)
The value realized on the vesting of stock awards was determined by multiplying the number of shares of restricted stock that vested by the closing market price of Fortegra common stock on July 1, 2013 of $6.88, the vesting date.

Nonqualified Deferred Compensation in 2013
Mr. Bullard is entitled to deferred compensation pursuant to his employment agreements. Mr. Kahlbaugh also was entitled to deferred compensation prior to 2010 under his employment agreement. See the "Compensation Discussion and Analysis - Components of Our Executive Compensation Program - Deferred Compensation" section of this proxy statement. Earnings on the nonqualified deferred compensation are not considered above market or preferential.
The following table presents information regarding nonqualified deferred compensation to the applicable named executive officers for the year ended December 31, 2013.

Name	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as Last FYE ($)(2)
Richard S. Kahlbaugh (1)	$—	$—	n/a	$72,908
W. Dale Bullard (1)	—	—	n/a	359,207

(1)
All or a portion of a named executive officer's plan assets may be held in our common stock. The fair market value of such stock is the closing price of our common stock on December 31, 2013 of $8.27 per share, the last trading date of our fiscal year. Each named executive officer may credit his investment gains and/or losses against the "Vanguard Index - Trust 500 Portfolio" or a similar index fund. Gains and/or losses are based on the actual investment experience of the underlying investment. We may provide alternative "deemed" investment vehicles from time to time and permit the named executive officers to select which "deemed" investment vehicle against which they will credit their investments.

(2)	No portion was previously reported as compensation in the Summary Compensation Table for prior years.

Potential Payments upon Termination or Change of Control
The information below describes and quantifies certain compensation that would become payable under each named executive officer's employment agreement if, as of December 31, 2013, his employment had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event. Each of Messrs. Kahlbaugh, Mascherin, Bullard, McCaw and Best-Devereux is entitled to termination payments and benefits pursuant to his employment agreement. In the event of death or physical or mental disability rendering any of such executives substantially unable to perform his duties in any material respect for a period of at least 180 days out of any 12-month period, his employment agreement will automatically terminate. In such instances, each of Messrs. Kahlbaugh, Mascherin, Bullard, McCaw and Best-Devereux, will be entitled to receive: (i) accrued but unused vacation pay and unpaid base salary; (ii) any payments and benefits to which he is entitled under any of our compensation arrangements or plans; (iii) a pro-rated annual bonus, based on the executive's date of termination, for the current year and any unpaid annual bonus for the prior year; and (iv) continued coverage by the same medical, dental and life insurance coverages as in effect immediately prior to termination for a period of up to one year. In the case of death, each of the named executive officer's base salary will continue through the end of the month in which death occurs. In addition, each of Messrs. Kahlbaugh and Bullard will be entitled to receive his deferred compensation from the prior year, if any.
If any named executive officer is terminated for cause, or if any named executive officer voluntarily terminates his employment without good reason, he is entitled to receive only his unpaid base salary, accrued but unused vacation pay, his prior year unpaid annual bonus and any payments and benefits to which he is entitled under any of our compensation arrangements or plans. In addition, each of Messrs. Kahlbaugh and Bullard will be entitled to receive his deferred compensation from the prior year, if any.
If any named executive officer's employment is terminated without cause or by the executive for good reason, the executive is entitled to receive: (i) provided he does not violate the non-compete and non-solicitation clauses in his employment agreement, severance pay equal to his monthly base salary at the time of termination for 12 months from the date of termination (or in the case of Mr. Bullard, 18 months from the date of termination); (ii) a pro-rated annual bonus based on the executive's date of termination, for the current fiscal year and unpaid base salary and any unpaid annual bonus for the prior fiscal year; (iii) paid vacation accrued up until the date of termination; and (iv) continued coverage by the same medical, dental and life insurance coverages as in effect immediately prior to the termination of his employment and continuing until his severance pay expires or he commences new employment and becomes eligible for comparable benefits. In addition, each of Messrs. Kahlbaugh and Bullard will be entitled to receive his deferred compensation from the prior year, if any.
Under each named executive officer's employment agreement, "cause" generally means that we have determined that any or more than one of the following has occurred, the executive: (i) has been convicted of or has pleaded guilty or nolo contendere to any felony or any crime involving moral turpitude or misrepresentation; (ii) failed to carry out any reasonable and lawful instructions and this failure or refusal continued for a period of ten days following written notice; (iii) violated any of the various non-compete clauses in his employment agreement; (iv) committed fraud, embezzlement, misappropriation of our funds, misrepresentation, breached his fiduciary duty or engaged in any other material act of dishonesty against us; or (v) engaged in any gross or willful misconduct resulting in a substantial loss to us or substantial damage to our reputation.
Under each executive's employment agreement, "good reason" generally means (i) assignment to the executive of any duties inconsistent in any substantial respect with his position, authority or responsibilities as contemplated in his employment agreement, or any duties which are illegal or unethical, subject to a 30-day cure period after notice has been given; (ii) any material failure to pay the compensation or benefits set out in his employment agreement; or (iii) relocation of the executive's primary place of employment to a location not within a 50-mile radius of Jacksonville, Florida, or in the case of Mr. Best-Devereux, Salt Lake City, Utah.
In addition, each of Messrs. Kahlbaugh and Bullard is entitled to payments pursuant to his deferred compensation agreement. In the event of death during his employment and the achievement of certain adjusted EBITDA targets, we are obligated to contribute the executive's deferred compensation award for the prior fiscal year to the executive's deferred compensation trust account. See the "Compensation Discussion and Analysis - Components of Our Executive Compensation Program - Deferred Compensation" section of this proxy statement. Additionally, the designated recipients of Messrs. Kahlbaugh and Bullard are entitled to a lump sum payment of the account balance of the deferred compensation trust account. Upon a change of control and termination without cause or with good reason within 12 months of the change of control, Mr. Kahlbaugh is entitled to a lump sum payment of the account balance of his deferred compensation trust account. Upon any other termination of employment, each of Messrs. Kahlbaugh and Bullard is entitled to the balance of his deferred compensation trust account paid out in a lump sum or 120 substantially equal monthly installments at his normal retirement date. These payments are conditioned upon Mr. Kahlbaugh rendering reasonable business consulting and advisory services as our Board of Directors may require. The restricted stock and the options we issued to our named executive officers under our Omnibus Plan will immediately vest in full if the executive is terminated without cause or he terminates his employment for good reason within the one-year period following a change of control. A change of control under our Omnibus Plan is generally deemed to occur (i) when any one person or group acquires on an arms length basis ownership of stock of the company that, together with stock held by such person or group, is more than 50% of the total fair market value or total voting power of our common stock; (ii) on the date that the individuals who constituted the Board as of the effective date (the "Incumbent Board") of the Omnibus Plan no longer constitute at least a majority of the Board, provided, that if the election, or nomination for election by our stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board; or (iii) when a change in the ownership of a substantial portion of our assets occurs on the date that any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from us that have a total gross fair market value of more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions. In addition, in the event a named executive officer retires at or after age sixty-two (62) with ten (10) or more years of service with the company (or an affiliate or subsidiary of the company) the restricted stock and options granted (x) in 2012 will immediately vest, (y) the restricted stock and options granted in February 2013 and thereafter will not be forfeited as a result of retirement.
The following table summarizes the potential payments to Messrs. Kahlbaugh, Mascherin, Bullard, McCaw and Best-Devereux assuming that the triggering event occurred on December 31, 2013:

Name	Severance Amounts ($)	Bonus ($)	Deferred Compensation Bonus ($)	Deferred Compensation Account ($)(1)(2)	Paid Vacation ($)(3)	Accelerated Vesting of Options ($)(4)	Accelerated Vesting of Restricted Stock ($)(5)	Benefit Continuation ($)	Total ($)
Richard S. Kahlbaugh
Termination with cause or without good reason	$—	$—	$—	$—	$38,462	$—	$—	$—	$38,462

Termination without cause or for good reason	500,000	—	—	—	38,462	—	—	4,636	543,098

Termination upon death or disability	—	—	—	72,908	38,462	—	—	4,636	116,006

Termination upon change of control(6)	500,000	—	—	72,908	38,462	9,887	236,572	4,636	862,465

Retirement	—	—	—	72,908	38,462	—	—	—	111,370

Walter P. Mascherin
Termination with cause or without good reason	—	—	—	—	24,231	—	—	—	24,231

Termination without cause or for good reason	315,000	—	—	—	24,231	—	—	5,034	344,265

Termination upon death or disability	—	—	—	—	24,231	—	—	5,034	29,265

Termination upon change of control(6)	315,000	—	—	—	24,231	13,500	66,102	5,034	423,867

Retirement	—	—	—	—	24,231	—	—	—	24,231

W. Dale Bullard
Termination with cause or without good reason	—	—	—	—	20,769	—	—	—	20,769

Termination without cause or for good reason	405,000	—	—	—	20,769	—	—	5,530	431,299

Termination upon death or disability	—	—	—	359,207	20,769	—	—	5,530	385,506

Termination upon change of control(6)	405,000	—	—	359,207	20,769	7,300	103,069	5,530	900,875

Retirement	—	—	—	359,207	20,769	—	—	—	379,976

Joseph R. McCaw, II
Termination with cause or without good reason	—	—	—	—	20,000	—	—	—	20,000

Name	Severance Amounts ($)	Bonus ($)	Deferred Compensation Bonus ($)	Deferred Compensation Account ($)(1)(2)	Paid Vacation ($)(3)	Accelerated Vesting of Options ($)(4)	Accelerated Vesting of Restricted Stock ($)(5)	Benefit Continuation ($)	Total ($)
Termination without cause or for good reason	260,000	—	—	—	20,000	—	—	3,265	283,265

Termination upon death or disability	—	—	—	—	20,000	—	—	3,265	23,265

Termination upon change of control(6)	260,000	—	—	—	20,000	12,675	299,192	3,265	595,132

Retirement	—	—	—	—	20,000	—	—	—	20,000

Igor Best-Devereux (7)
Termination with cause or without good reason	—	—	—	—	22,246	—	—	—	22,246

Termination without cause or for good reason	289,200	—	—	—	22,246	—	—	6,957	318,403

Termination upon death or disability	—	—	—	—	22,246	—	—	6,957	29,203

Termination upon change of control(6)	289,200	—	—	—	22,246	4,050	50,477	6,957	372,930

Retirement	—	—	—	—	22,246	—	—	—	22,246

(1)	The amounts reported in the Deferred Compensation Account column reflect a lump sum payment of the balance of such executive's deferred compensation trust account.

(2)
The amounts reported in this column for termination upon a change of control are only applicable if, after a change of control, such executive is terminated without cause or by the executive for good reason. If such executive is terminated for any other reason, his deferred compensation account is paid out at his normal retirement date.

(3)	The amounts reported in this column assume that no vacation by such executive has been taken for the year ended December 31, 2013.

(4)
The amounts reported in this column reflect the aggregate dollar value of unvested stock options held by such executive on December 31, 2013 that would accelerate upon such change of control. Such value is equal to the product of (i) the number of shares underlying options that are unexercisable, by (y) the difference between the closing price per share of our common stock on December 31, 2013 of $8.27 and the applicable option exercise price per share for such unexercisable options.

(5)
The amounts reported in this column reflect the aggregate fair market value of unvested shares held by such executive on December 31, 2013, based on the closing price per share of our common stock on December 31, 2013 of $8.27.

(6)	Assumes the executive is terminated without cause or for good reason within the one-year period following a change of control.

(7)	Mr. Best-Devereux's employment arrangement with the company terminated on December 31, 2013 in connection with the company's sale of our eReinsure subsidiary.

Employment Agreements
We have entered into employment agreements with each of Mr. Kahlbaugh, our Chairman, President and Chief Executive Officer; Mr. Mascherin, our Executive Vice President and Chief Financial Officer; Mr. Bullard, our Executive Vice President and President of Motor Clubs; Mr. McCaw, our Executive Vice President and President of Payment Protection; and Mr. Best-Devereux, our former Executive Vice President and President of eReinsure. Each agreement provides for a rolling three-year term of employment, with each agreement automatically renewing for an additional year upon every anniversary of the date of the agreement, unless either party gives at least 90 days notice prior to the next anniversary of the date of the agreement that no extension is desired. If notice is given, the agreement will terminate three years from the anniversary of the date of the agreement that next follows such notice.  On December 31, 2013, our employment relationship with Mr. Best-Devereux terminated in connection with the sale of our eReinsure division.

The salaries of Messrs. Kahlbaugh, Mascherin, Bullard, McCaw and Best-Devereux were initially established pursuant to their respective employment agreements. Our Compensation Committee reviews the salary of Mr. Kahlbaugh annually and may, at its sole discretion, make any increases in his annual base salary, as it deems appropriate. Our Chief Executive Officer reviews and recommends changes to the base salary of each of our other executive officers annually and the Compensation Committee may, at its sole discretion, make any increases in his annual base salary, as it deems appropriate. Each named executive officer is eligible to receive an annual performance bonus, periodic grants of long-term equity incentive awards and deferred compensation. See the "Compensation Discussion and Analysis - Components of Our Executive Compensation Program" section of this proxy statement. Each such employment agreement also provides that the executive is entitled to participate in any benefits plan comparable to our other executives, and to receive a monthly automobile allowance. Mr. Kahlbaugh is also entitled to reimbursements for reasonable medical, health, physical fitness and wellness expenses, including such expenses incurred while traveling for business, and business entertainment expenses, including two golf club memberships. Each of Messrs. Kahlbaugh, Mascherin, Bullard, McCaw and Best-Devereux is entitled to certain benefits if his employment is terminated. See the "Potential Payments upon Termination and Change of Control" section of this proxy statement.

Non-Competition and Non-Solicitation
Pursuant to their respective employment agreements, each of Messrs. Kahlbaugh, Mascherin, Bullard, McCaw and Best-Devereux is subject to non-competition and non-solicitation covenants. Each executive has agreed not to engage or participate in, directly or indirectly, any business that offers products or provides related services and products or engages in any other business that we are engaged in or have taken steps to engage in prior to termination. Each executive has agreed not to compete with us anywhere in the world for a period of 12 months after termination of employment, in the case of Messrs. Kahlbaugh, Mascherin and Best-Devereux, for a period of 18 months after termination in the case of Mr. Bullard, and for a period of 24 months after termination in the case of Mr. McCaw.

Additionally, Messrs. Kahlbaugh, Mascherin, Bullard, McCaw and Best-Devereux have agreed to not solicit or attempt to directly solicit any of our officers, directors, consultants or executives (other than immediate family members) to leave, unless such solicitation relates solely to a business that is not competitive with us for a period of 24 months after termination of employment in the case of Messrs. Kahlbaugh and McCaw, for a period of 18 months in the case of Mr. Bullard, and for a period of 12 months after termination of employment in the case of Messrs. Mascherin and Best-Devereux.

2010 Omnibus Incentive Plan
We adopted our Omnibus Plan in December 2010. The Omnibus Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. Directors and employees of us and our subsidiaries, as well as other individuals performing services for us, will be eligible for grants under the Omnibus Plan. The purpose of the Omnibus Plan is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and other service providers by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities.

Indemnification of Officers and Directors
Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). We have established directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We entered into indemnification agreements with each of our directors and named executive officers. These agreements, among other things, require us to indemnify each director and named executive officer to the fullest extent permitted by the DGCL, including indemnification of expenses such as attorneys' fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, named executive officers, employees, or agents in which indemnification would be required or permitted. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and named executive officers.

In addition, in 2011 the company entered into an indemnity agreement with Mr. Mascherin in connection with his service as agent for the plan administrators of the Fortegra Financial Corporation 401(k) Savings Plan and as a plan committee member. This agreement, among other things, requires the company to indemnify each plan committee member to the extent permitted by then-applicable law, including indemnification of expenses such as attorneys' fees, judgments, fines, taxes and judgment or settlement amounts incurred by the executive officer in any action, suit or proceeding by or in right of us, arising out of such person's service as an agent of the plan administrators of the plan or a plan committee member. The company will not indemnify the executive officers for violations of criminal law, transactions in which improper personal benefits were received or willful misconduct or gross negligence in performance of duties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2013, Messrs. Colalucci and Filipps and Dr. Maheshwari served on our Compensation Committee. Mr. Filipps served as chairman of the Compensation Committee. None of them was an officer or employee of Fortegra in 2013 or any time prior thereto. During 2013, none of the members of our Compensation Committee had any relationship with Fortegra requiring disclosure under Item 404 of Regulation S-K.

No executive officer of Fortegra served in 2013 as a member of the board of directors or compensation committee, or similar committee performing equivalent functions, of any other company whose executive officer(s) served as a member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between the company and its directors, executive officers and holders of more than 5% of our voting securities for the year ended December 31, 2013. The company believes that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Merger Agreement and Related Transactions
On March 7, 2007, the company entered into an agreement and plan of merger with entities affiliated with Summit Partners (the "Summit Funds"), LOS Acquisition Co., an entity formed by affiliates of Summit Partners, the stockholders party thereto, including current and former directors and executive officers, and N.G. Houston, III, as the stockholder representative, which was amended on June 20, 2007. The merger agreement provided for a series of transactions in which entities affiliated with Summit Partners acquired 2,522,598.71 shares of our Class A common stock, or 91.2% of our capital stock. The acquisition was financed through (i) $20.0 million of subordinated debentures maturing in 2012 issued to affiliates of Summit Partners, (ii) $35.0 million of preferred trust securities maturing in 2037 and (iii) an equity investment of $43.1 million by affiliates of Summit Partners. In connection with the acquisition, all of the company's $11.5 million of redeemable preferred stock outstanding prior to the acquisition remained outstanding and certain stockholders prior the acquisition continued to hold such shares after the acquisition. In addition to acquiring our capital stock in the acquisition, the proceeds from the equity and debt financings were used to repay pre-transaction indebtedness of $10.1 million and pay transaction costs of $5.8 million. We consummated the merger on June 20, 2007. We refer to the acquisition of capital stock by affiliates of Summit Partners and the financing and other transactions related to such acquisition as the "Summit Partners Transactions."

As part of the financing for the merger, on June 20, 2007, the company's direct subsidiary, LOTS Intermediate Co., which was formed by affiliates of Summit Partners in connection with the merger, issued $20.0 million of its subordinated debentures to entities affiliated with Summit Partners. LOTS Intermediate Co., which also issued $35.0 million of its preferred trust securities to an entity not affiliated with us, then made a dividend payment to the company with the net proceeds from the issuances of the debentures of approximately $54.1 million, which the company used to pay a portion of the merger consideration and other transaction fees and expenses.

The $20.0 million subordinated debentures issued by LOTS Intermediate Co. to the affiliates of Summit Partners bear interest at a rate of 14% per annum and matured on December 13, 2013. For the year ended December 31, 2010, the company paid interest on such subordinated debentures to the affiliates of Summit Partners of $2.1 million. In January 2011, the company redeemed the subordinated debentures for $20.6 million, which includes accrued but unpaid interest to the redemption date.

Stockholders Agreement

On March 7, 2007, in connection with the Summit Partners Transactions and as a condition to the merger, the company entered into a stockholders agreement (the "Stockholders Agreement") with the Summit Funds, the rollover stockholders and employee stockholders. The rollover stockholders and employee stockholders party to the agreement include Messrs. Kahlbaugh, Bullard, McCaw and John G. Short, our Executive Vice President and Chief Compliance Officer.

The Stockholders Agreement includes provisions regarding the election of members of the Board of Directors, share transfer restrictions, rights of first refusal, tag-along rights and drag-along rights. All of these provisions terminated in connection with the company's initial public offering in December 2010.

The Stockholders Agreement also provided for (i) demand rights, which require the company to effect a registration of registrable securities upon a written request from any of the Summit Funds; (ii) piggyback registration rights, which require the company to register any registrable securities held by our stockholders party to the Stockholders Agreement if the company proposes to register any of our equity securities for sale to the public (whether for our account or the account of any stockholder); and (iii) shelf demand registration rights after 12 months following an initial public offering when we are eligible to use a registration statement on Form S-3.

Our obligation to effect any demand for registration by the Summit Funds is subject to certain conditions, including that the company need not effect more than two demand registrations and the registrable securities to be sold by holders requesting such registration must represent more than 35% of the total number of registrable securities held by all holders party to the Stockholders Agreement. The Summit Funds have not used any of their demand registrations. In connection with any registration effected pursuant to the terms of the Stockholders Agreement, the company pays for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts, commissions and fees payable in respect of registrable securities included in any registration are paid by the persons including such registrable securities in any such registration. We also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the registration rights agreement.

Bonus Pool

In connection with the company's initial public offering, it terminated its cash bonus pool and granted shares of restricted stock to Messrs. McCaw and Short, and the other bonus pool participants under the Omnibus Plan. The number of shares of restricted stock granted to each participant was based on the $11.00 initial public offering price of shares. Messrs. McCaw and Short received 28,708 and 14,354 shares of restricted stock, respectively, and the other bonus pool participants received an aggregate of 37,799 shares of restricted stock. Subject to the participant's continued service, all of the shares of restricted stock will vest, if at all, when the annual EBITDA target of $36.5 million is met for the company's Payment Protection and Consecta businesses as determined by the Board of Directors. In addition, in 2010 the company granted 4,545 shares of restricted stock to Mr. Kahlbaugh with the same vesting terms as the restricted stock granted to the bonus pool participants.

Transactions with Others

Messrs. Kahlbaugh and Short are brothers-in-law. For 2013, Mr. Short received total compensation of $258,489, comprised of base salary of $240,000 and all other compensation of $18,489 (consisting of an auto allowance and medical reimbursement payments). In addition, in January 2013, Mr. Short received 5,062 shares of our restricted stock and options to purchase 15,186 shares of our restricted stock pursuant to our LTIP.

In conjunction with the December 31, 2012 acquisition of Digital Leash, LLC, d/b/a ProtectCELL ("ProtectCELL"), we assumed an office space lease between ProtectCELL and 39500 High Pointe, LLC ("High Pointe"). The owners of High Pointe, which include Robert P. Emery, Bryan L. Finnerty and Christopher P. Beyersdorff, were the founding members of ProtectCELL and are now employees of ours. We made lease payments to High Pointe during the year ended December 31, 2013 in the amount of approximately $403,000. We did not make any lease payments to High Pointe for the year ended December 31, 2012.

At December 31, 2012, our ProtectCELL subsidiary held a $6.1 million note receivable carrying an interest rate of 8.00% from High Pointe, which is fully secured by a mortgage on the office building owned by High Pointe (see the lease described above). For the year ending December 31, 2012, we did not receive payments from High Pointe on the note receivable. On March 15, 2013, ProtectCELL received $6.1 million from High Pointe, representing the full payoff of the outstanding balance of the note receivable. We only recorded interest income on this note receivable during the three months ended March 31, 2013, which was approximately $21,000.

Robert P. Emery owned multiple wireless retail locations, which sell ProtectCELL protection plans to wireless retail customers. For the year ended December 31, 2013, our ProtectCELL subsidiary recorded income in the amount of approximately $2,159,000 and paid referral fees in the amount of approximately $852,000. For the year ending December 31, 2012, we did not record income related to this related party arrangement.

In December 2011, we entered into an information technology support services agreement (the "IT Agreement") with Campus Crest, under which Campus Crest has received information technology support services from us. Our Lead Director, Ted W. Rollins, is both an officer and director for Campus Crest. The IT Agreement has no set term and calls for a total of $0.3 million plus reimbursement of expenses to be received by us over the duration of the agreement. We recorded income from the IT Agreement during the year ended December 31, 2012 in the amount of $218,000, and we did not receive income pursuant to the IT Agreement during the year ended December 31, 2013.

In December 2011, we entered into a marketing and referral agreement (the "Marketing Agreement") with Campus Crest. Pursuant to this arrangement, we made an upfront payment of $100,000 to Campus Crest, which is earned over the term of the agreement. The Marketing Agreement has a five year term and requires us to pay Campus Crest a per account fee per month based on the number of enrolled customers Campus Crest obtains for our insurance services and products. On March 31, 2013, we amended the Marketing Agreement in order to enable Campus Crest to sell our tenant legal liability product to its customers. We recorded income, associated with the sale of our insurance-related products for the year ended December 31, 2013 in the amount of $948,000.

Policies for Approval of Related Person Transactions

The Governance Committee reviews and approves or ratifies all relationships and related person transactions between the company and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. The company's general counsel is primarily responsible for the development and implementation of processes and controls to obtain information from the company's directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether the company or a related person have a direct or indirect material interest in the transaction.

As set forth in our related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the Governance Committee will consider:

•	the nature of the related person's interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	the importance of the transaction to us.

Any member of the Governance Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Governance Committee will provide all material information concerning the transaction to the Audit Committee.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading "Executive Compensation - Compensation Discussion and Analysis," we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Compensation Committee of our Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal No. 2.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

"RESOLVED, that the company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company's proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures."

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all filings required to be made by reporting persons during 2013 were timely made in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, except that, as previously reported, in January 2013, a Form 4 to report a grant of restricted stock to Robert Abramson was filed late due to an expired password.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Fortegra under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fortegra specifically incorporates this Report by reference therein.

Each member of the Audit Committee is an independent director as determined by our Board of Directors, based on the New York Stock Exchange listing standards and the company's independence guidelines. Each member of the Audit Committee also satisfies the additional independence requirements for members of audit committees of the United States Securities and Exchange Commission ("SEC"). In addition, our Board of Directors has determined that Mr. Colalucci is an "audit committee financial expert," as defined by SEC rules. For more information about the committee's charter and key practices, visit the corporate governance section of the company's website. To view, go to www.FortegraFinancial.com, select "Investor Relations", then beneath the heading "Corporate Governance", select "Governance Documents", and finally select "Audit Committee."

We have reviewed and discussed the company's audited financial statements with management, which has primary responsibility for the financial statements. McGladrey LLP, the company's independent registered public accounting firm for 2013 ("McGladrey"), is responsible for expressing an opinion on the conformity of the company's audited financial statements with U.S. generally accepted accounting principles. The committee has discussed with McGladrey the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board. The committee has received the written disclosures and a letter from McGladrey in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and the Audit Committee discussed with McGladrey that firm's independence. The Audit Committee also concluded that McGladrey's provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with McGladrey's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2013 be included in the company's Annual Report on Form 10-K for 2013. This report is provided on March 6, 2014 by the following independent directors, who constitute the committee:

Francis M. Colalucci, Chair
Frank P. Filipps
Ted W. Rollins

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Fortegra retained McGladrey to audit our financial statements and internal control over financial reporting for 2013. McGladrey replaced Johnson Lambert LLP ("Johnson Lambert") as our independent registered public accounting firm with respect to 2012. In addition, Fortegra retained McGladrey, as well as other accounting firms, to provide other auditing and advisory services in 2013. We understand the need for McGladrey to maintain objectivity and independence in its audit of our financial statements and internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of McGladrey, our Audit Committee has restricted the non-audit services that McGladrey may provide to us and has determined that we would obtain these non-audit services from McGladrey only when the services offered by McGladrey are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding.

The services and all other fees presented in the table below were pre-approved by the Audit Committee. The aggregate fees billed by McGladrey for 2013 and Johnson Lambert for 2012 for professional services rendered were:

Type of Fees	2012	2013
Audit Fees (1)	$965,991	$789,000
Audit-Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$965,991	$789,000

(1)
Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only the company's independent registered public accounting firm can reasonably provide, including the audit of Fortegra's financial statements included in public filings and audit of Fortegra's internal control over financial reporting, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

(2)
Fees for assurance and related services that are traditionally performed by the company's independent registered public accounting firm and consultation concerning financial accounting and reporting standards and audits in connection with acquisitions.

As a practice, our Audit Committee has refrained from hiring a McGladrey partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company's financial statements.

On April 3, 2013, Johnson Lambert notified the company that it would not stand for re-election as the company's independent registered public accounting firm for the fiscal year ending December 31, 2013. On April 19, 2013, the company engaged McGladrey as its new independent registered public accounting firm for the fiscal year ending December 31, 2013, and effective therewith, Johnson Lambert ceased to serve as the company's independent registered public accounting firm.

Johnson Lambert's reports on the company's consolidated financial statements for the fiscal years ended December 31, 2012 and December 31, 2011 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Johnson Lambert's report on the company's internal control over financial reporting as of December 31, 2012 expressed an adverse opinion on the company's internal control over financial reporting due to material weaknesses.

Except as set forth below, during the company's most recent two fiscal years ended December 31, 2012 and December 31, 2011, and through April 19, 2013, (i) there were no "disagreements" (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the company and Johnson Lambert on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Johnson Lambert, would have caused Johnson Lambert to make reference to the subject matter of the disagreement in connection with its reports on the company's consolidated financial statements for such years, and (ii) there were no "reportable events" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

In its report on the audit of the company's internal control over financial reporting as of December 31, 2012, Johnson Lambert expressed an adverse opinion on the company's internal control over financial reporting due to material weaknesses. The material weakness relating to reporting of retrospective commissions in the company's Payment Protection segment arose out of disagreements, subsequently resolved, between the company and Johnson Lambert relating to the documentation supporting estimation processes and related accrual balances. The material weakness did not result in any accounting errors for retrospective commissions in prior periods. Johnson Lambert and the Audit Committee discussed the disagreements and the company authorized Johnson Lambert to respond fully to the inquiries of any successor accountant concerning the subject matter of such disagreements. As noted above, Johnson Lambert's report on the company's consolidated financial statements for the fiscal year ended December 31, 2012 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

On April 4, 2013, the company disclosed that Johnson Lambert had declined to stand for re-election as the company's independent registered public accounting firm by filing a Current Report on Form 8-K with the SEC (the "Form 8-K"), which the company amended by filing Amendment No. 1 to the Form 8-K on Form 8-K/A with the SEC on April 17, 2013 ("Amendment No. 1") and further amended by filing Amendment No. 2 to the Form 8-K on Form 8-K/A with the SEC on April 23, 2013 ("Amendment No. 2"). The company provided Johnson Lambert with a copy of the Form 8-K, Amendment No. 1 and Amendment No. 2, and requested that Johnson Lambert furnish letters addressed to the SEC stating whether or not Johnson Lambert agreed with the information and disclosures therein. Johnson Lambert furnished letters addressed to the SEC dated April 3, 2013, April 16, 2013 and April 23, 2013 stating Johnson Lambert agreed with the statements concerning Johnson Lambert made in the Form 8-K, Amendment No. 1 and Amendment No. 2, respectively.

PROPOSAL NO. 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected McGladrey LLP ("McGladrey") as our independent registered public accounting firm to perform the audit of our financial statements and to audit the effectiveness of the company's internal control over financial reporting for 2014. McGladrey was our independent registered public accounting firm for the year ended December 31, 2013. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the "PCAOB"), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

McGladrey representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of McGladrey as our independent registered public accounting firm. Although ratification is not required by our Certificate of Incorporation or Bylaws or otherwise, the Board is submitting the selection of McGladrey to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF MCGLADREY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2014.

0
FORTEGRA FINANCIAL CORPORATION

10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FORTEGRA FINANCIAL CORPORATION

You are receiving this proxy card because you are a registered stockholder of Fortegra Financial Corporation. This proxy card revokes all prior proxy cards given by you. Please mark your choices and sign and date on the reverse side of this proxy card exactly as your name or names appear.

The undersigned hereby appoints Ted W. Rollins and Frank P. Filipps, and each or either of them as proxies, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Fortegra Financial Corporation held of record by the undersigned on the close of business on March 14, 2014 at the Annual Meeting of Stockholders to be held at the Ponte Vedra Inn & Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082, on May 7, 2014, or any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement. For information on how to obtain directions to attend the 2014 Annual Meeting of Stockholders and vote in person, please call 904-352-2759. If this proxy card has been properly executed but you have provided no voting instructions, then your shares will be voted "FOR" the election as director of the Board of Directors' nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

(Continued and to be signed on the reverse side.)

14475

2014 ANNUAL MEETING OF STOCKHOLDERS OF

FORTEGRA FINANCIAL CORPORATION

May 7, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2014:
The Notice of Meeting, proxy statement and proxy card
are available at www.fortegrafinancial.com/investors/sec-filings.aspx

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

00003333333303030000 2                      050714

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES LISTED IN PROPOSAL 1
AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Shares represented by properly executed and returned proxy cards will be voted at the meeting in accordance with the undersigned's directions or, if no directions are indicated, will be voted in favor of: (i) the election of the nominees proposed in this proxy statement, (ii) the advisory approval of the compensation of the named executive officers, and (iii) ratification of the Independent Registered Public Accounting Firm. **The named proxies are authorized, in their best judgment, to consider and act upon such other business as may properly come before the 2014 Annual Meeting of Stockholders or any adjournments or postponements thereof.**

The undersigned hereby revokes any proxy heretofore given with respect to the shares owned by the undersigned, acknowledges receipt of the notice and the proxy statement for the meeting accompanying this proxy card, each dated April 2, 2014, and authorizes and confirms all that the appointed proxies or their substitutes, or any of them, may do by virtue hereof.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

1. **Election of Directors.** The Board recommends a vote **"FOR"** the election as director of each listed nominee for a term of one year:

	FOR	AGAINST	ABSTAIN
Richard S. Kahlbaugh	☐	☐	☐
John R. Carroll	☐	☐	☐
Francis M. Colalucci	☐	☐	☐
Frank P. Filipps	☐	☐	☐
J.J. Kardwell	☐	☐	☐
Arun Maheshwari	☐	☐	☐
Ted W. Rollins	☐	☐	☐
Sean S. Sweeney	☐	☐	☐

3. **Ratification of Selection of Auditor.** The Board recommends a vote "FOR" the ratification of the Audit Committee's selection of McGladrey LLP as our independent registered public accounting firm for 2014. ☐ ☐ ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.